   As filed with the Securities and Exchange Commission on January ___, 2001
                                                      Registration No. 333-48588


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM SB-2/A



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 AMENDMENT NO. 1


                                   ----------

                           CONTANGO OIL & GAS COMPANY
                 (Name of small business issuer in its charter)


            DELAWARE                                         6770                                  95-4079863
(State or other jurisdiction of                  (Primary Standard Industrial                   (I.R.S. Employer
 incorporation or organization)                   Classification Code Number)                  Identification No.)


                                   ----------

             3700 BUFFALO SPEEDWAY, SUITE 960, HOUSTON, TEXAS 77098
                                 (713) 960-1901
          (Address and telephone number of principal executive offices)

                                   ----------

                                 KENNETH R. PEAK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
             3700 BUFFALO SPEEDWAY, SUITE 960, HOUSTON, TEXAS 77098
                                 (713) 960-1901
            (Name, address and telephone number of agent for service)

                                   ----------

                                   Copies to:
                                RICHARD A. SHORTZ
                           MORGAN, LEWIS & BOCKIUS LLP
               300 S. GRAND AVENUE, LOS ANGELES, CALIFORNIA 90071
                                 (213) 612-2500

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time, as soon as practicable after Registration Statement becomes effective.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X
                              ---


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___


If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___



If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___



If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ___



                                        CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                             NUMBER OF                PROPOSED MAXIMUM     PROPOSED MAXIMUM          AMOUNT OF
        TITLE OF EACH CLASS OF             SHARES TO BE                OFFERING PRICE     AGGREGATE OFFERING       REGISTRATION
      SECURITIES TO BE REGISTERED          REGISTERED(1)              PER SHARE(1)(2)        PRICE(1)(2)             FEE(2)(3)
      ---------------------------          --------------             ----------------    ------------------       ------------
Common Stock, $0.04 par value....            5,236,519                    $  6.6875         $  35,019,221            $  9,250
===============================================================================================================================



(1) Shares to be registered and offering price per share have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.



(2) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(c), based on the average bid and asked prices per share of common stock at the close of business on January 16, 2001, as reported by the Nasdaq Over-the-Counter Bulletin Board System.



(3) $5,808 previously paid in connection with the initial filing of this registration statement.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

   THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE
    SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT DOES NOT SOLICIT AN
     OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE
                      THE OFFER OR SALE IS NOT PERMITTED.


      SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED JANUARY    , 2001
                                                                  ---
                             PRELIMINARY PROSPECTUS



                                5,236,519 SHARES


                           CONTANGO OIL & GAS COMPANY

                                  COMMON STOCK


                                   ----------



         This Prospectus relates to an aggregate of 5,236,519 shares (the "Shares") of common stock, par value $0.04 (the "Common Stock"), of Contango Oil & Gas Company which may be offered for sale by persons who have acquired the Shares in certain private transactions. We have registered the Shares under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the stockholders who own the Shares (the "Selling Stockholders") so that they can sell them in a public offering or other distribution. We will not receive any of the proceeds from the offer and sale of the Shares.



         The offering price for the Shares may be (i) the market price of our Common Stock prevailing at the time of sale, (ii) a price related to the prevailing market price, (iii) a negotiated price or (iv) such other price or prices as the Selling Stockholders determine from time to time.



         Our Common Stock was approved for listing on the American Stock Exchange on January 12, 2001 and is expected to commence trading under the symbol "MCF" on or about January 18, 2001. A limited market exists for the trading of our Common Stock.



INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
  ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT THE RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK. YOU SHOULD CONSIDER ACQUIRING
    THESE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS ON YOUR INVESTMENT.


                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                                   ----------


                The date of this prospectus is January    , 2001.
                                                       ---

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ----

Summary..............................................................................................     1
The Offering.........................................................................................     2
Cautionary Statement about Forward-Looking Statements................................................     3
Risk Factors.........................................................................................     4
Use of Proceeds......................................................................................    11
Selling Stockholders.................................................................................    11
Plan of Distribution.................................................................................    13
Description of Capital Stock.........................................................................    14
Legal Proceedings....................................................................................    16
Directors, Executive Officers and Key Employees......................................................    17
Security Ownership of Certain Beneficial Owners and Management.......................................    18
Disclosure of Commission Position on Indemnification for Securities Act Liabilities..................    20
Description of Business..............................................................................    21
Management's Discussion and Analysis of Financial Condition and Results of Operations................    31
Description of Properties............................................................................    35
Certain Relationships and Related Transactions.......................................................    38
Market for Common Equity and Related Stockholder Matters.............................................    40
Executive Compensation...............................................................................    40
Stock Options........................................................................................    41
Legal Matters........................................................................................    42
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.................    42
Experts..............................................................................................    42
Where You Can Find More Information..................................................................    42
Index to Financial Statements........................................................................   F-1



                                   ----------


    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING
           TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF THE COMPANY'S
     COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS
                      PROSPECTUS REGARDLESS OF THE TIME OF
         DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                     SUMMARY

         All references in this Prospectus to the "Company", "Contango", "we", "us" or "our" are to Contango Oil & Gas Company. Unless otherwise noted, all information in this Prospectus relating to natural gas and oil reserves and the estimated future net cash flows attributable to those reserves are based on estimates prepared by independent engineers and are net to our interest. Because this is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our Common Stock from a Selling Stockholder. You should read the entire Prospectus carefully, including the risk factors and the financial statements before you decide to purchase shares of our Common Stock.


         All share and per share amounts shown in this Prospectus have been adjusted to reflect a 2 for 1 reverse stock split that was effective December 1, 2000.


CONTANGO OIL & GAS COMPANY

         Contango is a development stage, independent natural gas and oil company engaged in the exploration, development and acquisition of natural gas and oil properties in the United States. We had no operations and generated no revenues during the fiscal year ended June 30, 1999. We began operations as a natural gas and oil exploration and development company on July 1, 1999 and generated our first natural gas and oil revenues during the fiscal year ended June 30, 2000. At year-end June 30, 2000, we had proved reserves of approximately 3.5 billion cubic feet of natural gas equivalents, consisting of approximately 2.7 billion cubic feet of natural gas and 137,000 barrels of oil and condensate, with a pre-tax present value discounted at 10% per annum of approximately $12.3 million.


         Our exploration efforts are focused both offshore on the continental shelf of the Gulf of Mexico and the onshore Gulf coast region. Our focus offshore is in the Gulf of Mexico, offshore Texas and Louisiana, in water depths of less than 300 feet. Onshore activities are concentrated in a five county Texas area including Wharton, Colorado, Ft. Bend, Jim Hogg and Brooks counties. We currently have an active one-rig exploration drilling program onshore Texas. In addition, we continue to target selected, negotiated acquisitions of proved properties and thereby avoid more competitive bidding situations.


         Our goal is to achieve and maintain profitability and to create value for our stockholders through natural gas and oil exploration and development and the acquisition of proved properties. Our strategy to achieve our goal includes:

               o Funding exploration prospects developed by talented geoscientists

               o    Negotiated acquisitions of proved properties

               o Strict control of general and administrative and geological and geophysical costs

               o Using creative deal structures to access acreage, seismic, prospects and capital

               o Using equity ownership incentives to align the interests of our management and our alliance partners with that of our stockholders

               o Investing in other energy industry entrepreneurial opportunities


         Our strategy includes controlling overhead costs by keeping employee levels low and outsourcing geological, geophysical, engineering, land and operating activities and as much of our administrative activities as possible. In particular, we have outsourced all of our natural gas and oil prospect generation and evaluation functions to our alliance partner, Juneau Exploration Company, L.L.C. Juneau Exploration currently receives a 3.3% proportionally reduced overriding royalty on successful wells and a 25% proportionately reduced back-in working interest after achieving a defined payout.


         In June 2000, the Southern Ute Indian Tribe doing business as Red Willow Production Company entered into a two-year Participation Agreement whereby Red Willow has the right to acquire on the same terms as Contango an 18.75% interest in all of our natural gas and oil exploration and development projects and proved property acquisitions.


         In August 2000, Contango, Juneau Exploration and an industry partner formed Republic Exploration, L.L.C. to generate and explore prospects using reprocessed 3-D seismic. Contango purchased a 10% interest in Republic Exploration and, in addition, has an option to purchase an additional 23.3% interest. The option, which was to expire on December 29, 2000, was extended to March 15, 2001 in consideration of which Contango issued to each of the other two members a warrant to purchase 62,500 shares of Common Stock at an exercise price of $4.12 per share. Republic Exploration has the license rights to existing and newly reprocessed 3-D seismic covering over 8,600 square miles of the shallow waters of the Gulf of Mexico continental shelf. Republic Exploration was formed to evaluate, generate, acquire and explore prospects using this seismic data.



         Our predecessor company was initially incorporated in the State of Nevada in August 1986 under the name of Maple Enterprises, Inc. and subsequently renamed MGPX Ventures, Inc. following the sale of what was the Company's prior operating business. The Company's name was changed to Contango Oil & Gas Company in September 1999. See "Contango" under the heading "Description of Business". We were reincorporated in the State of Delaware on December 1, 2000 and, in connection with such change, affected a 2 for 1 reverse stock split. Our trading symbol on the Nasdaq over-the-counter bulletin board was changed from "BTUX" to "CTGO" as a consequence of our change in domicile and the reverse stock split and subsequently was change to "MCF" when our Common Stock was approved for listing on the American Stock Exchange on January 12, 2001. We expect to begin trading under the new symbol on or around January 18, 2001. The closing sale price of our Common Stock on the Nasdaq bulletin board system on January 12, 2001 was $6.40 per share.


OUR ADDRESS AND TELEPHONE NUMBER

         Our executive offices are located at 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098, and our telephone number is (713) 960-1901.

                                  THE OFFERING


Common Stock being offered by the Selling Stockholders............    5,236,519

Common Stock outstanding before this offering.....................   11,465,957

Common Stock outstanding after this offering......................   11,465,957

American Stock Exchange Symbol....................................          MCF



         All of the Shares are being offered by the Selling Stockholders, who must deliver a copy of this Prospectus to persons who are buying the Shares. The Selling Stockholders will probably sell the Shares at prevailing market prices, through broker-dealers, although they are not required to do so. The Selling Stockholders will retain all of the proceeds from the sale of their Shares, except for commissions they may pay to broker-dealers. The Company will not receive any money when the Selling Stockholders sell their Shares. The Company is paying the costs of registering the Shares.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS


         Some of the statements made in this Prospectus may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. The words and phrases "should be", "will be", "believe", "expect", "anticipate", "estimate", "forecast", "goal" and similar expressions identify forward-looking statements and express our expectations about future events. These include such matters as:


         o    Our financial position

         o    Business strategy and budgets

         o    Anticipated capital expenditures

         o    Drilling of wells


         o    Natural gas and oil reserves


         o    Timing and amount of future production of natural gas and oil

         o    Operating costs and other expenses

         o    Cash flow and anticipated liquidity

         o    Prospect development and property acquisitions

         Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from actual future results expressed or implied by the forward-looking statements. These factors include among others:

         o    The risks associated with exploration

         o    Ability to raise capital to fund capital expenditures

         o The ability to find, acquire, market, develop and produce new properties

         o    Natural gas and oil price volatility

         o Uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures

         o    Operating hazards attendant to the natural gas and oil business

         o Downhole drilling and completion risks that are generally not recoverable from third parties or insurance

         o Potential mechanical failure or under-performance of significant wells

         o    Climatic conditions

         o    Availability and cost of material and equipment

         o    Delays in anticipated start-up dates

         o Actions or inactions of third-party operators of the Company's properties

         o    The ability to find and retain skilled personnel

         o    Availability of capital

         o    The strength and financial resources of competitors

         o    Regulatory developments

         o    Environmental risks

         o    General economic conditions


         When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this Prospectus. You should not unduly rely on these forward-looking statements in this Prospectus, as they speak only as of the date of this Prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events. See the information under the heading "Risk Factors" below for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.


                                  RISK FACTORS


         Investing in our Common Stock will provide you with an equity ownership in Contango. As one of our stockholders, your investment will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this Prospectus before deciding to invest in shares of our Common Stock.


         CONTANGO HAS A LIMITED OPERATING HISTORY IN THE NATURAL GAS AND OIL INDUSTRY. Contango entered the natural gas and oil exploration and production business in July 1999, and as a result, we have a limited operating history. In considering whether to invest in our Common Stock, you should consider the lack of historical financial and operating information available on which to base your evaluation of our future performance. Because we have fewer financial resources than many companies in our industry, we may be at a disadvantage in bidding for acreage, seismic and exploratory prospects and producing natural gas and oil properties. You also should consider the inherent risks, exposures and difficulties frequently encountered by other companies in the early stages of development.

         Our business plan, which has included a participation in an increasing number of exploration prospects, has required and will require substantial capital expenditures. We cannot assure you that we will be able to raise sufficient capital to fund our business plan. Further, we cannot assure you that we will be able to develop an adequate inventory of drillable prospects or that they will be successful when drilled. Even given exploration success, we cannot assure you that we will be able to generate sufficient revenues to offset the cost of dry holes and general and administrative expenses. Thus, even if our business plan is working, we ultimately may be unsuccessful and unable to continue operations.


         WE HAVE ONLY RECENTLY ESTABLISHED MEANINGFUL LEVELS OF NATURAL GAS PRODUCTION AND OIL AND PROVED RESERVES, AND OUR SUCCESS IS HIGHLY DEPENDENT ON THE FUTURE SUCCESS OF OUR EXPLORATION PROGRAM. Our success is dependent on the success of our drilling activities. Drilling activities are subject to many risks. Drilling for natural gas and oil may involve unprofitable efforts, not only from dry wells but also from wells that do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells may be curtailed, delayed or canceled as a result of mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. There can be no assurance that new wells we drill will be productive or that we will recover all or any portion of our investment. Our drilling activities may not be successful and if unsuccessful, such failure may have a material adverse effect on our future results of operations or financial condition.



         OUR ABILITY TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN IS DEPENDENT ON OUR ABILITY TO OBTAIN ADDITIONAL FINANCING. We incurred a loss of approximately $1.8 million during our first year in the natural gas and oil exploration industry, and we may continue to incur losses. In addition, we expect we will need continued financing to implement our business plan. If we cannot obtain financing on acceptable terms, we will not be able to conduct our business as proposed. Since adopting our business plan in July 1999, we have raised approximately $17.9 million through the sale of common and preferred stock. Our use of available and future funds is anticipated to include the following:


         o Payment of our share of costs to drill exploratory wells and develop any prospects that are successful and payments to acquire natural gas and oil leases and seismic data. We expect to spend between $15 million and $25 million for the fiscal year ended June 30, 2001

         o General and administrative costs that we estimate will approximate $1.5 million for the year ending June 30, 2001

         o    Acquisition of producing natural gas and oil properties

         o    Other entrepreneurial investments in the energy industry

         We will require additional financing to fund our planned growth. The issuance of any additional equity shares could result in a reduction in the market price per share of our outstanding shares of Common Stock and would reduce the proportionate ownership and voting power of such shares. Our ability to raise additional capital will depend on the results of our operations and the status of various capital and industry markets at the time we seek such capital. Accordingly, we cannot be certain that additional financing will be available to us on acceptable terms, if at all. In the event additional capital resources are unavailable, we may be required to curtail our exploration and development activities or be forced to sell certain of our assets in an untimely fashion or on less than favorable terms.


         THERE IS ONLY LIMITED TRADING IN OUR COMMON STOCK, MAKING OUR COMMON STOCK MORE DIFFICULT TO BUY AND SELL THAN THE COMMON STOCK OF COMPANIES WITH MORE ACTIVE TRADING MARKETS. CONVERSELY, THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL. Since we commenced operation as a natural gas and oil exploration and development company in July 1999, there has been only limited trading in our Common Stock on the Nasdaq over-the-counter bulletin board, making it more difficult to sell than the common stock of companies with more active trading markets. Our Common Stock was approved for listing on the American Stock Exchange on January 12, 2001 and is expected to commence trading under the symbol "MCF" on or about January 18, 2001. We can give no assurance that a more active trading market for our Common Stock will develop as a result of our Common Stock being listed on the American Stock Exchange. Additionally, since July 1, 1999, we have either sold or issued approximately 10.3 million shares of our Common Stock. These shares when sold were not registered with the Securities and Exchange Commission. With this Prospectus, we are registering 5,236,519 shares of these unregistered shares. In addition, there are approximately 5.1 million additional shares that have recently become eligible for sale under the Securities and Exchange Commission Rule 144. The sale of such a substantial number of these shares may cause the market price of our Common Stock to fall. We can give no assurance that these shares will not be sold. Common shares above have been adjusted to reflect a 2 for 1 reverse stock spilt effective December 1, 2000.


         IF ALL OR A SUBSTANTIAL PORTION OF THE SHARES OFFERED FOR SALE BY THE SELLING STOCKHOLDERS ARE SOLD IN A SHORT PERIOD OF TIME, OUR STOCK PRICE COULD BE ADVERSELY AFFECTED. OUR STOCK PRICE ALSO MAY BE ADVERSELY AFFECTED BY THE PERCEPTION THAT SUCH SALES COULD OCCUR. We cannot control when Selling Stockholders will sell their Shares. If all or a substantial portion of the Common Stock offered for sale by this Prospectus is sold in a short period of time, the Common Stock available for the sale may exceed the demand and the stock price may be adversely affected. In addition, the perception that such sales could occur may adversely affect the price of our Common Stock.


         WE HAVE GRANTED REGISTRATION RIGHTS TO CERTAIN OF OUR STOCKHOLDERS RELATING TO A SUBSTANTIAL PORTION OF OUR SHARES OF COMMON STOCK OUTSTANDING AND SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS OR UPON CONVERSION OF OTHER CONVERTIBLE SECURITIES, AND WE MAY GRANT SIMILAR REGISTRATION RIGHTS IN CONNECTION WITH FUTURE PRIVATE PLACEMENTS OF OUR SECURITIES. We intend to fulfill our registration obligations by filing one or more registration statements with the Securities and Exchange Commission after the date of this Prospectus. As we fulfill our obligations to register outstanding shares of our Common Stock, shares issuable upon exercise of warrants or Common Stock issuable upon conversion of convertible securities, the sales of substantial portions of such Common Stock over a short period of time may adversely affect the price of our Common Stock. In addition, the perception that such sales could occur may adversely affect the price of our Common Stock.


         WE DEPEND ON THE SERVICES OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER AND IMPLEMENTATION OF OUR BUSINESS PLAN COULD BE SERIOUSLY IMPACTED IF WE LOST HIS SERVICES. We depend heavily on the services of Kenneth R. Peak, our president and chief executive officer. We do not maintain any "key person" life insurance policy on or have an employment agreement with Mr. Peak. The loss of his services could seriously impact or prevent us from implementing our business plan.

         WE DEPEND ON THE TECHNICAL SERVICES PROVIDED BY JUNEAU EXPLORATION COMPANY, L.L.C. AND COULD BE SERIOUSLY HARMED IF OUR ALLIANCE AGREEMENT WERE TERMINATED. Because we have only three employees, none of whom are geoscientists or engineers, we are dependent upon alliance partners for the success of our natural gas and oil exploration projects and expect to remain so for the foreseeable future. In particular, effective September 1999, we entered into an agreement with Juneau Exploration to source, screen, generate and present exploration and acquisition opportunities to us. This agreement is cancelable by Juneau Exploration with 180 days' notice. The loss of the services of Juneau Exploration could have a material adverse effect on us and could prevent us from implementing our business plan.


         OUR PRODUCTION IS CONCENTRATED IN A LIMITED NUMBER OF WELLS. Substantially all of our production and our proved reserves were attributable to a small number of wells. The curtailment or loss of production from any one of these wells could have a material adverse effect on our financial position and results of operations.

         NO ASSURANCE OF TITLE. Contango's practice in acquiring exploration leases or undivided interests in natural gas and oil leases is not to incur the expense of retaining lawyers to examine the title to the mineral interest prior to executing the lease. Instead, we rely upon the judgment of lease brokers or landmen who perform the field work in examining records in the appropriate governmental, county or parish clerk's office before leasing a specific mineral interest. This practice is widely followed in the industry. Prior to the drilling of an exploration well, however, the operator of the well will typically obtain a preliminary title review of the drillsite lease and/or spacing unit within which the proposed well is to be drilled to ensure there are no obvious deficiencies in title to the well and, if there are deficiencies, to cure those defects to the extent reasonably possible. It does happen, from time to time that the examination made by the title lawyers reveals that the lease or leases are invalid, having been purchased in error from a person who is not the rightful owner of the mineral interest desired.



         COMPETITION IN THE NATURAL GAS AND OIL INDUSTRY IS INTENSE, AND WE ARE SMALLER AND HAVE A MORE LIMITED OPERATING HISTORY THAN MOST OF OUR COMPETITORS. We compete with a broad range of natural gas and oil companies in our exploration and property acquisition activities. We also compete for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater personnel and financial resources than we do. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties. Further, they may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for natural gas and oil and to acquire additional properties in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have been operating for a much longer time than we have and have demonstrated the ability to operate through industry cycles. We cannot assure you that we will be able to compete effectively with these companies or in such a highly competitive environment.


         EXPLORATION IS A HIGH RISK ACTIVITY, AND OUR PARTICIPATION IN DRILLING ACTIVITIES MAY NOT BE SUCCESSFUL. Our future success will largely depend on the success of our exploration drilling program. Participation in drilling activities involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

         o    Unexpected drilling conditions

         o Blowouts, fires or explosions with resultant injury, death or environmental damage

         o    Pressure or irregularities in formations

         o    Equipment failures or accidents

         o    Adverse weather conditions

         o Compliance with governmental requirements and laws, present and future

         o Shortages or delays in the availability of drilling rigs and the delivery of equipment

         Even when properly used and interpreted, 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. Poor results from our drilling activities would materially and adversely affect our future cash flows and results of operation.

         OUR STOCKHOLDERS' INVESTMENT WILL BE EXPOSED TO RISKS OF OFFSHORE OPERATIONS. We have participated in the drilling of wells located offshore in the Gulf of Mexico and intend to participate in other offshore wells in the future directly or through our ownership in Republic Exploration, L.L.C. Operations in this area are subject to many weather variances, including tropical storms and hurricanes. Some of these disturbances can be severe enough to cause substantial damage to wells and facilities and possibly interrupt production. In accordance with customary industry practices, we maintain insurance against some, but not all, of these risks. Losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.



         THE CALCULATION OF PROVED RESERVES IS ONLY AN ESTIMATE. Proved reserves are estimated quantities of natural gas and oil that geological and engineering data have demonstrated with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating natural gas and oil reserves is complex and requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of any reserve estimates. Preparing projections of production rates requires analysis of available geological, geophysical, production and engineering data. The extent and quality of this data can vary. The process requires economic assumptions such as natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of natural gas and oil reserves are inherently imprecise.



         If we acquire or discover any natural gas and oil reserves, actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and ultimate quantities of recoverable natural gas and oil most likely will vary from any previous estimates. Any significant variance could materially affect the estimated quantities and present value of reserves we may report. In addition, we may adjust previously reported estimates of proved reserves to reflect production history, results of further exploration and development activities, prevailing natural gas and oil prices and other factors, many of which are beyond our control.


         NATURAL GAS AND OIL PRICES FLUCTUATE WIDELY, AND LOW PRICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS. Our revenues, profitability and future growth will depend largely on the prices we receive for our natural gas and oil production. Prices received also will affect the amount of future cash flow available for capital expenditures and will affect our ability to raise additional capital. Lower prices may also affect the amount of natural gas and oil that we can economically produce from reserves either discovered or acquired.

         Prices for natural gas and oil fluctuate widely. For example, natural gas and oil prices declined significantly in 1998 and, for an extended period of time, remained below prices obtained in previous years. Factors that can cause price fluctuations include:

         o    The level of consumer product demand

         o    Weather conditions

         o    Domestic and foreign governmental regulations

         o    The price and availability of alternative fuels

         o    Political conditions in natural gas and oil producing regions

         o    The domestic and foreign supply of natural gas and oil

         o    The price of foreign imports

         o    Overall economic conditions


         HEDGING OUR PRODUCTION MAY RESULT IN LOSSES. To reduce our exposure to fluctuations in the prices of natural gas and oil, we recently entered into hedging arrangements on a portion of our natural gas and oil production. The value of such arrangements will be volatile and could materially affect our future reported financial results. Hedging arrangements also expose us to risk of financial loss in some circumstances including the following:



         o    Production is less than expected



         o The other party to the hedging contract defaults on its contract obligations



         o There is a change in the expected differential between the underlying price in the hedging agreement and actual prices received



         In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for natural gas and oil. Furthermore, if we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in natural gas and oil prices than our competitors who engage in hedging arrangements. See "Hedging Activities" under "Management's Discussion and Analysis of Financial Condition and Results of Operations".


         SHUT-IN WELLS, CURTAILED PRODUCTION AND OTHER PRODUCTION INTERRUPTIONS MAY AFFECT OUR ABILITY TO DO BUSINESS. Any portion of our future production may be curtailed or shut-in for considerable periods of time due to any one or a combination of the following factors:

         o    A lack of market demand

         o    Problems with a well

         o    Governmental regulations

         o    Pipeline and processing interruptions

         o    Production allocations

         o    Diminished pipeline capacity

         o    Natural disasters


         We cannot assure you that if any of these events occur, it will not have a material adverse effect on our activities.


         THE NATURAL GAS AND OIL BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES. The natural gas and oil business involves a variety of operating risks, including:

         o    Fires

         o    Explosions

         o    Blow-outs and surface cratering

         o Uncontrollable flows of underground natural gas, oil or formation water

         o    Natural disasters

         o    Pipe and cement failures

         o    Casing collapses

         o    Embedded oilfield drilling and service tools

         o    Abnormal pressure formations

         o Environmental hazards such as natural gas leaks, oil spills, pipeline ruptures or discharges of toxic gases

         If any of these events occur, we could incur substantial losses as a result of:

         o    Injury or loss of life

         o Severe damage to and destruction of property, natural resources or equipment

         o    Pollution and other environmental damage

         o    Clean-up responsibilities

         o    Regulatory investigation and penalties

         o    Suspension of our operations

         o    Repairs necessary to resume operations

         Offshore operations also are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development or leasehold acquisitions, or result in loss of properties.

         If we were to experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, any one of which could adversely affect our ability to conduct operations. We do not carry interruption of production insurance. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect our operations. Moreover, we cannot assure you that we will be able to maintain adequate insurance in the future at rates we consider reasonable.


         WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS THAT CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS. Our operations are subject to numerous laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment. Failure to comply with such rules and regulations could result in substantial penalties and have an adverse effect on us. These laws and regulations may:


         o    Require that we obtain permits before commencing drilling

         o Restrict the substances that can be released into the environment in connection with drilling and production activities

         o Limit or prohibit drilling activities on protected areas, such as wetlands or wilderness areas

         o Require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells

         Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages. We do not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability, or we may be required to cease production from properties in the event of environmental damages. These laws and regulations have been changed frequently in the past. In general, these changes have imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated factual developments could cause us to make environmental expenditures that are significantly different from those we currently expect. Existing laws and regulations could be changed and any such changes could have an adverse effect on our business.


         WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK. We have never declared or paid a dividend on our Common Stock and do not expect to do so in the foreseeable future. We currently intend to retain any future earnings for funding growth, and, therefore, holders of our Common Stock will not be able to receive a return on their investment unless they sell their shares.



         ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW COULD ADVERSELY EFFECT A POTENTIAL ACQUISITION BY THIRD PARTIES THAT MAY ULTIMATELY BE IN THE FINANCIAL INTERESTS OF OUR STOCKHOLDERS. Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain provisions that may discourage unsolicited takeover proposals. These provisions could have the effect of inhibiting fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts, preventing changes in our management or limiting the price that investors may be willing to pay for shares of Common Stock. These provisions, among other things, authorize the board of directors to designate the terms of and issue new series of preferred stock, limit the personal liability of directors, require us to indemnify directors and officers to the fullest extent permitted by applicable law and impose restrictions on business combinations with some interested parties.


                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale by the Selling Stockholders of the Shares covered by this Prospectus. The Selling Stockholders who sell their Shares will receive all of the net proceeds from the sale of such Shares. The Selling Stockholders will not pay any of the expenses incurred in connection with the registration of the Shares, but they will pay all commissions, discounts, and other compensation to any securities broker-dealers through whom they sell any of the Shares.


                              SELLING STOCKHOLDERS


         The following table lists the names of the Selling Stockholders, the number of shares of Common Stock beneficially owned by each Selling Stockholder on December 15, 2000, the number of shares which may be offered for sale by this Prospectus, the number of shares of Common Stock to be owned by each Selling Stockholder upon completion of the offering, and the percentage of total shares of Common Stock to be owned by each Selling Stockholder upon completion of the offering. Because the Selling

Stockholders may offer all, some or none of their Common Stock, we cannot provide a definitive estimate as to the number of shares that will be held by the Selling Stockholders after the offering. All shares shown in the table and footnotes below have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.


         Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of Common Stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by the Selling Stockholders, statements filed with the Securities and Exchange Commission, or our actual knowledge. Except as noted in the footnotes to the table below, within the last three years, none of the Selling Stockholders have held any position with us or entered into any material relations with us.


                                                                                      SHARES BENEFICIALLY
                                                         SHARES                     OWNED AFTER THE OFFERING(1)
                                                      BENEFICIALLY                  ---------------------------
                                                     OWNED PRIOR TO  SHARES BEING                    PERCENT OF
               SELLING STOCKHOLDERS                   OFFERING(2)      OFFERED(3)       NUMBER      OUTSTANDING
               --------------------                  --------------  -------------  -------------   -----------
Apex Investment Fund, Ltd..........................        293,333          83,333        210,000          1.3%
William H. Gibbons(4)..............................         46,335           5,000         41,335            *
Gerhart B. Hunter(5)...............................         19,167          16,667          2,500            *
Juneau Exploration Company, L.L.C.(6)..............        895,834         200,000        695,834          4.3%
Larry Kay..........................................          1,000           1,000              -            *
Carl W. Knobloch, Jr...............................         67,001          67,000              1            *
Michael P. Marcus..................................         50,000          50,000              -            *
Antoine Massabni...................................         75,000          75,000              -            *
Arden Merback......................................         25,000          10,000         15,000            *
John Miller........................................         27,501          25,000          2,501            *
Michael A. Peak....................................        460,001         150,000        310,001          1.9%
Schoonover Investments LP..........................        225,001         150,000         75,001            *
Christopher T. Seaver..............................          6,667           6,667              -            *
Southern Ute Indian Tribe Growth Fund(7)...........      2,626,666       2,500,000        126,666            *
Specialty Finance & Consulting Corp................         15,000          15,000              -            *
Trust Company of the West(8).......................      3,289,536       1,851,852      1,437,684          8.9%
Michael J. Wharton.................................         45,001          30,000         15,001            *
                                                     -------------   -------------  -------------  -----------
     Total.........................................      8,168,043       5,236,519      2,931,524         18.1%
                                                     =============   =============  =============  ===========


----------


*      Less than 1%.


(1)    Assumes all of the shares covered by this Prospectus are sold.


(2) Beneficially owned shares include shares that currently are vested and exercisable or will vest or be exercisable within 60 days.



(3) With the exception of shares beneficially owned by Juneau Exploration, the Southern Ute Indian Tribe Growth Fund and Trust Company of the West, all shares owned by the Selling Stockholders were purchased in a private offering at a price of $0.75 per share to qualified investors pursuant to an equity investment memorandum dated September 1999.



(4) Mr. Gibbons is the Vice President, Treasurer and Assistant Secretary of Contango. Beneficial ownership includes a stock option to purchase 33,334 shares of Common Stock at prices between $2.00 and $4.37 per share, all of which are vested.



(5) Beneficial ownership includes a stock option to purchase 2,500 shares of Common Stock at $2.00 per share, all of which are vested.



(6) Beneficial ownership includes stock options to purchase 150,000 shares of Common Stock at prices between $2.00 and $4.37 per share and warrants to purchase 125,000 shares of Common Stock at $2.00 per share, all of which are vested. Also included in beneficial ownership are stock options to purchase 5,833 shares of Common Stock at prices between $2.00 and $4.12, and a warrant to purchase 200,000 shares of Common

       Stock at $2.00, which are vested and owned by John B. Juneau. Mr. Juneau is the sole manager of Juneau Exploration Company, L.L.C. and is a director of Contango.



(7) The Southern Ute Indian Tribe Growth Fund selected Robert J. Zahradnik as its director designee. The Board of Directors appointed Mr. Zahradnik as a director in June 2000. In addition, the Southern Ute Indian Tribe doing business as Red Willow Production Company has entered into a two-year participation agreement with us whereby Red Willow has the right to participate in all our exploration and production projects (see "Business Strategy" in "Description of Business").



(8) Trust Company of the West holds its securities in Contango in its capacity as Investment Manager and Custodian. Shares include stock options to purchase 2,499 shares of Common Stock at prices between $2.00 and $4.12, warrants to purchase 435,185 shares of Common Stock at $2.00 and 1,000,000 shares of Common Stock issuable upon conversion of the Series A senior convertible cumulative preferred stock, all of which are vested and currently exercisable.


                              PLAN OF DISTRIBUTION

         The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest may offer their shares of Common Stock from time to time directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares of Common Stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. One or more of the following methods may be used to affect the distribution of the shares of Common Stock:

         o Ordinary brokers' transactions, which may include long or short sales

         o Transactions involving cross or block trades or otherwise on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, in the over-the-counter market or in any other market for the Common Stock

         o Purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this Prospectus

         o "At the market" to or through market makers or into an existing market for the Common Stock


         o In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents


         o Through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise)

         o Any combination of the foregoing or by any other legally available means

         In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into options or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares of Common Stock, which shares may be resold thereafter pursuant to this Prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares of Common Stock as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares of Common Stock, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

         The Selling Stockholders and any brokers, dealers, underwriters or agents that participate in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the Selling Stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between any Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Common Stock.


         Any underwriter may engage in stabilizing transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the Common Stock in connection with an offering of the Common Stock, thereby creating a short position in the underwriters' account. These transactions, if commenced, may be discontinued at any time.

         To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this Prospectus which sets forth, with respect to a particular offering, the specific number of shares of Common Stock to be sold, the name of the Selling Stockholder, the sale price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

         We will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. We will pay substantially all of the expenses incident to this offering of the shares of Common Stock by the Selling Stockholders to the public other than commissions and discounts of brokers, dealers, underwriters or agents. We have agreed to indemnify some of the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act.

         In order to comply with certain states' securities laws, if applicable, the shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.


                          DESCRIPTION OF CAPITAL STOCK



COMMON STOCK



         The Company's certificate of incorporation provides for the authorization of 50,000,000 shares of Common Stock. As of December 15, 2000, and after giving effect to the reverse stock split which occurred on December 1, 2000, 11,465,957 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable.



         Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders and are not entitled to cumulative voting for the election of directors. Upon the liquidation, dissolution or winding up of the business of the Company, after payment of all liabilities and payment of preferential amounts to the holders of preferred stock, the shares of Common Stock are entitled to share equally in the Company's remaining assets. Pursuant to the Company's certificate of incorporation, no stockholder of the Company has any preemptive rights to subscribe for securities of the Company. The Common Stock is not subject to redemption.


         The Company has never declared or paid any cash dividends on its Common Stock. Management currently intends to retain future earnings, if any, for operations and to develop and expand our business.

We do not anticipate paying any dividends on our Common Stock in the foreseeable future. Any future determination with respect to the payment of dividends on the Common Stock will be at the discretion of the board of directors and will depend on, among other things, operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and other factors the board of directors deems relevant.


PREFERRED STOCK



         The Company's Board of Directors has authorized 125,000 shares of preferred stock, of which 7,500 shares were issued and outstanding as of December 15, 2000 as follows:



                                                                              SHARES           SHARES
                                                                            AUTHORIZED       ISSUED AND
                              SERIES                                       FOR ISSUANCE      OUTSTANDING
-----------------------------------------------------------------------    -------------     -----------
Series A senior convertible cumulative preferred stock.................            5,000           2,500
Series B senior convertible cumulative preferred stock.................           10,000           5,000



         The entire issue of Series A Preferred Stock, par value $0.04 per share, is owned by Trust Company of the West, as investment manager for a client, and the entire issue of Series B Preferred Stock, par value $0.04 per share, is owned by Aquila Energy Capital Corporation.



         Holders of Series A Preferred Stock are entitled to receive quarterly dividends at a dividend rate equal to 8% per annum if paid in cash on a current quarterly basis or otherwise at a rate of 10% per annum if not paid on a current quarterly basis or if paid in shares of Series A Preferred Stock, in each case, computed on the basis of $1,000 per share. Holders of Series A Preferred Stock may, at their discretion, elect to convert such shares into shares of Common Stock at a conversion price of $2.50 per share. In addition, upon the occurrence of certain events, the Company may elect to convert all of the outstanding shares of Series A Preferred Stock at a conversion price of $2.50 per share. As part of the Certificate of Designations, Preferences, and Relative Rights and Limitations of the Series A Preferred Stock, if Trust Company of the West, as the sole holder of Series A Preferred Stock, has not appointed or nominated for election at least one member of the Board and shares of the Series A Preferred Stock remain outstanding, then, in its capacity as the holder of Series A Preferred Stock, Trust Company of the West shall be entitled to designate a person to attend any meetings of the Board for the sole purpose of observing such meeting for and on behalf of Trust Company of the West.



         Series B Preferred Stock ranks prior to the Common Stock (and any other junior stock) with respect to the payment of dividends or distributions and upon liquidation, dissolution, winding-up or otherwise and is pari passu to the Series A Preferred Stock. Holders of Series B Preferred Stock are entitled to receive quarterly dividends at a dividend rate equal to 8% per annum if paid in cash on a current quarterly basis or otherwise at a rate of 10% per annum if not paid on a current quarterly basis or if paid in shares of Series B Preferred Stock, in each case, computed on the basis of $1,000 per share. Holders of Series B Preferred Stock may, at their discretion, elect to convert such shares to shares of the Common Stock at a conversion price of $4.40 per share. In addition, upon the occurrence of certain events, the Company may elect to convert all of the outstanding shares of Series B Preferred Stock at a conversion price of $4.40 per share.



         If at any time Aquila as the sole holder of the Series B Preferred Stock has not appointed or nominated for election at least one of the members of the Board and it holds at least 5% of the Company's outstanding Common Stock or a sufficient number of shares of Series B Preferred Stock which, if converted, would constitute at least 5% of the Company's outstanding Common Stock (or a combination of the foregoing), Aquila shall be entitled to designate a person to attend any meetings of the Board for the sole purpose of observing such meeting for and on behalf of Aquila. Aquila selected Jay D. Brehmer as its director designee. The Board appointed Mr. Brehmer as a director on October 2, 2000. See "Directors, Director Designees and Observers" under "Certain Relationships and Related Transactions".



         The shares of Series A and Series B Preferred Stock are subject to provisions, which provide anti-dilution protection. The Series A Preferred Stock may initially at the holder's election be converted into Common Stock at a conversion price of $2.50 per share, with the number of shares of Common Stock into which the Series A Preferred Stock being convertible at an amount equal to the liquidation preference. For purposes of the Series A Preferred Stock, liquidation preference means the sum of (i) $1,000 per share of Series A Preferred Stock and (ii) the accrued and unpaid dividends on the applicable Conversion Date (as defined in the Series A Certificate of Designation) for Series A Preferred Stock calculated in accordance with the provisions of the Series A Certificate of Designation. The Series B Preferred Stock may initially at the holder's election be converted into Common Stock at a conversion price of $4.40 per share, with the number of shares of Common Stock into which the Series B Preferred Stock being convertible at amount equal to the liquidation preference. For purposes of the Series B Preferred Stock, liquidation preference means the sum of (i) $1,000 per share of Series B Preferred Stock and (ii) the accrued and unpaid dividends on the applicable Conversion Date (as defined in the Series B Certificate of Designation) for Series B Preferred Stock calculated in accordance with the provisions of the Series B Certificate of Designation.



         Upon liquidation, the Series A and Series B Preferred Stock are entitled to preferential liquidation of $1,000 per share plus an amount equal to all accrued but unpaid dividends thereon to date fixed for distribution before any distributions are made to holders of Common Stock. If upon liquidation there are insufficient funds, the holders of Series A and Series B Preferred Stock would share ratably any distribution.



         The holders of Series A and Series B Preferred Stock are entitled to vote on all matters presented to the holders of Common Stock as if the Series A and Series B Preferred Stock were converted into Common Stock. Additionally, certain actions which would effect the rights of the holders of Series A and Series B Preferred Stock require at least a majority of each such series voting as separate classes.



WARRANTS



         As of December 15, 2000, the Company had granted warrants to purchase 2,040,185 shares of Common Stock at prices between $2.00 and $4.12 per share.


                                LEGAL PROCEEDINGS

         As of the date of this Prospectus, we are not a party to any legal proceedings, and we are not aware of any proceeding contemplated against us.

                 DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The following table sets forth the names, ages and positions of our directors and executive officers:


                  NAME                      AGE                        POSITION
----------------------------------------  -------    ---------------------------------------------
Kenneth R. Peak.........................       55    Chairman, President, Chief Executive Officer,
                                                       Chief Financial Officer and Secretary
William H. Gibbons......................       58    Vice President, Treasurer and Assistant
                                                       Secretary
Kaci M. Brubaker........................       27    Director of Administration
John B. Juneau.........................        41    Director
Joseph J. Romano.......................        47    Director
Darrell W. Williams....................        58    Director
Robert J. Zahradnik....................        47    Director
Jay D. Brehmer.........................        35    Director



         KENNETH R. PEAK was appointed president, chief executive and financial officer, secretary and a director of Contango in July 1999. Before joining Contango, Mr. Peak was the president of Peak Enernomics, Incorporated, a natural gas and oil consulting firm that he formed in 1990. Mr. Peak began his energy career in 1973 as a commercial banker in First National Bank of Chicago's energy group. He became treasurer of Tosco Corporation in 1980 and chief financial officer of Texas International Company ("TIC") in 1982. His tenure with TIC included serving as president of TIPCO, the domestic operating subsidiary of TIC's natural gas and oil operations. Mr. Peak has also served as chief financial officer of Forest Oil from 1988 to 1989 and as an investment banker with Howard Weil from 1989 to 1990. In 1991, Mr. Peak helped form Carbon Energy International, a company that explored and developed coal bed methane reserves in Washington and Oregon and the San Juan Basin of Colorado. Mr. Peak was an officer in the U.S. Navy from 1968 to 1971. Mr. Peak received a BS degree in physics from Ohio University and a MBA from Columbia University. He currently serves as a director of NL Industries, Inc., a manufacturer and marketer of titanium dioxide pigments, Patterson Energy, Inc., a leading provider of domestic land-based drilling services, and Cellxion, Inc., a privately owned manufacturing and construction company serving the cellular telephone industry.



         WILLIAM H. GIBBONS joined Contango in February 2000 as treasurer and was promoted to vice president and treasurer in November 2000. Before joining Contango, he was treasurer of Packaged Ice, Inc. from 1998 to 2000. From 1990 to 1998 and from 1983 to 1986, he provided financial consulting services to domestic and international oil companies, including a five-year assignment with Walter International, Inc. Mr. Gibbons began his energy career with Houston Oil & Minerals Corporation, where he served as treasurer from 1975 to 1981. He also was VP-Finance for Guardian Oil Company from 1981 to 1983 and Director-Acquisitions for Service Corporation International from 1986 to 1990. Mr. Gibbons received a BA degree in business administration from Duke University and a MBA in finance from Tulane University.



         KACI M. BRUBAKER joined Contango in August 1999 as Director of Administration. Prior to joining Contango, Ms. Brubaker was the departmental assistant for Environmental Safety at Amerada Hess Corporation. She also served as legal assistant for the executive offices of Crown Castle International from 1997 to 1999. Ms. Brubaker received an Associates Degree from the School of Culinary Arts in Houston.


         JOHN B. JUNEAU has been a director of Contango since September 1999. Mr. Juneau is a private investor and the sole manager of Juneau Exploration, a firm that specializes in the generation and evaluation of natural gas and oil prospects and is Contango's alliance partner. Prior to forming Juneau

Exploration, Mr. Juneau served as senior vice president of exploration for Zilkha Energy Company from 1987 to 1998. His previous experience included three years as staff petroleum engineer with Texas International Company, where his principal responsibilities included reservoir engineering, as well as acquisitions and evaluations. Prior to that, he was a production engineer with ENSERCH in Oklahoma City. Mr. Juneau holds a BS degree in petroleum engineering from Louisiana State University and is a registered professional engineer in the State of Texas.

         JOSEPH J. ROMANO has been a director of Contango since September 1999. He has been employed by MSZ Investments, Inc. since 1998. In February 1989, Mr. Romano joined Zilkha Energy Company, where he served as senior vice president and chief financial officer until 1998. He served as the chief financial officer, treasurer and controller of Texas International Company from 1986 to 1988 and as its treasurer and controller for 1982 to 1985. Prior to 1982, Mr. Romano spent five years working in the Worldwide Energy Group of the First National Bank of Chicago. He holds a BA degree in economics and political science from the University of Wisconsin-Eau Claire and a MBA in finance from the University of Northern Illinois.


         DARRELL W. WILLIAMS has been a director of Contango since September 1999. He became president of Deutag Marketing and Technical Services in 1993, with responsibility to develop new business with other companies having international drilling departments in North America. In September 1996, Mr. Williams was transferred to Germany and promoted to managing director of Deutag International, which has responsibility for all drilling operations outside of Europe. Before joining Deutag, Mr. Williams held senior executive positions with Nabors Drilling from 1988 to 1993, Pool Company from 1985 to 1988, Baker Oil Tools from 1980 to 1983 and SEDCO from 1970 to 1980. Mr. Williams graduated from West Virginia University in 1964 with a degree in petroleum engineering. Mr. Williams is past chairman of the Houston Chapter of International Association of Drilling Contractors, a current member of the IADC executive committee and a member of the Society of Petroleum Engineers.


         ROBERT J. ZAHRADNIK has been a director of Contango since July 2000. Since March 2000, he has been the Operating Director of the Southern Ute Indian Tribe Growth Fund. From 1989 through March 2000, he was Manager of Exploration and Production for the Southern Ute Indian Tribe. Additionally, from 1992 through March 2000, Mr. Zahradnik was President of Southern Ute Indian Tribe doing business as Red Willow Production Company. He is a director of Red Cedar Gathering Company. Mr. Zahradnik holds a BS degree in mechanical engineering from Penn State University.

         JAY D. BREHMER has been a directory of Contango since October 2000. He has been Director, Capital & Finance of Aquila Energy Capital Corporation since 1998. Prior to joining Aquila, Mr. Brehmer was President and the founder of Capital Financial Services from 1995 to 1998. From 1990 to 1995, he was Vice president of the Mutual of Omaha's investment banking subsidiary. Mr. Brehmer holds a BBA degree in business administration from Drake University.

         Directors of Contango serve as members of the board of directors until the next annual stockholders meeting, until successors are elected and qualified or until their earlier resignation or removal. Officers of Contango are elected by the board of directors and hold office until their successors are chosen and qualified, until their death or until they resign or have been removed from office. All corporate officers serve at the discretion of the board of directors. There are no family relationships between any of our directors or executive officers.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following tables show the ownership of our Common Stock by (i) anyone who is known by us to beneficially own 5% or more of our outstanding Common Stock, (ii) each of our non-employee directors, (iii) our executive officers and (iv) our executive officers and directors taken together as a group. Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to their name based on information as of December 15, 2000. The address of the members of the Board of Directors and our executive officers is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098. All shares shown in this section have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.



OUR 5% STOCKHOLDERS

                                                             SHARES BENEFICIALLY OWNED
                                                     ------------------------------------------
                                                                    UNDER STOCK
                                                                      OPTIONS,
                                                                    WARRANT, AND
                                                                   ISSUABLE UPON
                                                                     CONVERSION
                                                                    OF PREFERRED
                                                     OUTSTANDING      STOCK(1)          TOTAL     PERCENT
                                                     -----------   --------------     ---------   -------
Aquila Energy Capital Corporation(2).............             --       1,136,364      1,136,364     7.0%
     909 Fannin, Suite 1850
     Houston, Texas  77010
Southern Ute Indian Tribe dba Southern
     Ute Indian Tribe Growth Fund(3).............      2,500,000         126,666      2,626,666    16.2%
         135 East 9th Street, Suite H
         Durango, CO  81301
Trust Company of the West(4).....................      1,851,852       1,437,684      3,289,536    20.3%
     865 Figueroa St., Suite 18008
     Los Angeles, California  90071



MEMBERS OF THE BOARD WHO ARE NOT EMPLOYEES

                                                             SHARES BENEFICIALLY OWNED
                                                     ------------------------------------------
                                                                    UNDER STOCK
                                                                    OPTIONS AND
                                                     OUTSTANDING    WARRANTS(1)         TOTAL      PERCENT
                                                     -----------    ------------       --------    -------
Jay D. Brehmer...................................          2,350              --          2,350       *
John B. Juneau(5)................................        400,001         495,833        895,834     5.5%
Joseph J. Romano(6)..............................         50,001          55,833        105,834       *
Darrell W. Williams(7)...........................        124,001          85,833        209,834     1.3%
Robert J. Zahradnik..............................             --              --             --       *



OUR EXECUTIVE OFFICERS

                                                             SHARES BENEFICIALLY OWNED
                                                     ------------------------------------------
                                                                    UNDER STOCK
                                                                    OPTIONS AND
                                                     OUTSTANDING    WARRANTS(1)         TOTAL      PERCENT
                                                     -----------    ------------      ---------    -------
Kenneth R. Peak, Chairman, President,
     Chief Executive and Chief Financial
     Officer and Secretary(8)....................      1,008,448         766,666      1,775,114    11.0%
William H. Gibbons, Vice President,
     Treasurer and Assistant Secretary(9)........         13,001          33,334         46,335       *

ALL DIRECTORS AND EXECUTIVE OFFICERS TOGETHER

                                                             SHARES BENEFICIALLY OWNED
                                                     ------------------------------------------
                                                                    UNDER STOCK
                                                                    OPTIONS AND
                                                     OUTSTANDING    WARRANTS(1)         OWNED      PERCENT
                                                     -----------    ------------      ---------    -------
Directors and executive officers,
     as a group (7 persons)......................      1,597,802       1,437,499      3,035,301       18.8%

----------
*     Less than 1%.

1. Includes shares underlying options and warrants to purchase shares that currently are vested or exercisable or will vest or be exercisable within 60 days or shares issuable upon conversion of convertible preferred stock.


2. Represents shares of Common Stock issuable upon conversion of Series B convertible preferred stock.



3. Includes stock options to purchase 1,666 shares of Common Stock at prices between $2.00 and $4.12 per share and a warrant to purchase 125,000 shares of Common Stock at $2.00 per share, all of which are vested.



4. Trust Company of the West holds its securities of Contango in its capacity as Investment Manager and Custodian. Shares include stock options to purchase 2,499 shares of Common Stock at prices between $2.00 and $4.12 per share, warrants to purchase 435,185 shares of Common Stock at $2.00 and 1,000,000 shares of Common Stock issuable upon conversion of the Series A convertible preferred stock, all of which are vested and currently exercisable.



5. Includes stock options to purchase 5,833 shares of Common Stock at prices between $2.00 and $4.12 per share and a warrant to purchase 200,000 shares of Common Stock at $2.00, all of which are vested. Also included in shares are 200,000 shares of Common Stock, stock options to purchase 150,000 shares of Common Stock at prices between $2.00 and $4.12 per share and warrants to purchase 125,000 shares of Common Stock at $2.00 per share that are owned by Juneau Exploration Company, L.L.C. Mr. Juneau is sole manager of Juneau Exploration.



6. Includes stock options to purchase 5,833 shares of Common Stock at prices between $2.00 and $4.12 per share and a warrant to purchase 50,000 shares of Common Stock at $2.00, all of which are vested.



7. Includes stock options to purchase 5,833 shares of Common Stock at prices between $2.00 and $4.12 per share and a warrant to purchase 80,000 shares of Common Stock at $2.00, all of which are vested.



8. Includes stock options to purchase 66,666 shares of Common Stock and a warrant to purchase 700,000 shares of Common Stock at $2.00 per share, all of which are vested.



9. Includes stock options to purchase 33,334 shares of Common Stock at prices between $2.00 and $4.37 per share, all of which are vested.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys' fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in the statutory provision. Article X of our certificate of incorporation provides in effect that we shall provide certain indemnification to such persons. In addition, our bylaws require us to indemnify such persons to the full extent permitted by Delaware law and provide that we may purchase and maintain insurance on behalf of any of our directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status. We maintain directors' and officers' liability insurance.

         Insofar as we may otherwise be permitted to indemnify our directors, officers and controlling persons against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

CONTANGO

         GENERAL. Contango is a development stage, independent natural gas and oil company engaged in the exploration, development and acquisition of natural gas and oil properties in the United States. Our entry into the natural gas and oil business began on July 1, 1999, and we reported our first revenues from operations during the fiscal year ended June 30, 2000. At year-end June 30, 2000, we had proved reserves of approximately 3.5 billion cubic feet of natural gas equivalents, consisting of approximately 2.7 billion cubic feet of natural gas and 137,000 barrels of oil and condensate, with a pre-tax present value discounted at 10% per annum of approximately $12.3 million.

         Contango was incorporated as a Nevada corporation in August 1986 under the name of Maple Enterprises, Inc. In 1988, Maple acquired and subsequently merged into Warner Technologies, Inc., a private corporation. At the 1998 annual stockholders' meeting, Warner stockholders approved an agreement to sell the operating business and substantially all operating assets, effective as of December 31, 1997. At that time, stockholders also voted to change the name of the company from Warner Technologies, Inc. to MGPX Ventures, Inc. As a result of the sale of assets, MGPX became a "shell" corporation with no operations or business plan other than to seek to identify and complete a transaction that would enhance stockholder value. After reviewing numerous business opportunities, the board of directors unanimously approved a plan for MGPX to hire new management and to enter the natural gas and oil business. Accordingly, in July 1999, the board appointed Kenneth R. Peak as president, chief executive officer, chief financial officer, secretary and director of the Company. At the annual stockholders' meeting held on September 28, 1999, our stockholders voted to change the name of the company from MGPX Ventures, Inc. to Contango Oil & Gas Company, elected a new board of directors including Kenneth R. Peak, our president, chief executive officer and chairman of the board. We also changed our trading symbol on the Nasdaq over-the-counter bulletin board from "MGPX" to "BTUX".


         On December 1, 2000, Contango changed its state of incorporation from Nevada to Delaware and in connection with this reincorporation affected a 2 for 1 reverse stock split. The reincorporation and reverse stock split were approved by a stockholder vote at the Company's annual meeting of stockholders held on November 20, 2000. As a result of the reincorporation and the reverse stock split, Contango's trading symbol on the Nasdaq over-the-counter bulletin board was changed from "BTUX" to "CTGO." Contango's trading symbol was subsequently change to "MCF" upon listing of the Common Stock of Contango-Delaware on the American Stock Exchange on January 12, 2001. The Company expects to begin trading under the new symbol on or about January 18, 2001. With respect to the discussion below, the Company as incorporated in Nevada is referred to as "Contango-Nevada" and the Company as reincorporated in Delaware is referred to as "Contango-Delaware".



         The reincorporation, including the reverse stock split, was affected by merging Contango-Nevada into a new Delaware corporation that was a wholly owned subsidiary of Contango-Nevada. Upon completion of the merger, Contango-Nevada, as a corporate entity, ceased to exist and Contango-Delaware, the new Delaware corporation, succeeded to the assets and assumed the liabilities of Contango-Nevada and continued to operate the business of the Company under its current name, Contango Oil & Gas Company. The reverse stock split which was a function of the merger of Contango-Nevada into Contango-Delaware was consummated upon completion of the merger.

         There was no change in the name, business, management, fiscal year, assets, liabilities or location of the principal office of the Company as a result of the reincorporation. The directors who served on the Board of Contango-Nevada are now directors of Contango-Delaware.



         Each of the holders of Contango-Nevada's common stock, par value $0.04 per share ("Contango-Nevada Common Stock"), received one validly issued, fully paid and non-assessable share of Contango-Delaware common stock, par value $0.04 per share ("Contango-Delaware Common Stock"), for every two shares of Contango-Nevada Common Stock that they held.



         Holders of Contango-Nevada's Series A senior convertible cumulative preferred Stock, par value $0.04 per share ("Contango-Nevada Series A Preferred Stock"), and the holders of Contango-Nevada's Series B senior convertible cumulative preferred stock, par value $0.04 per share ("Contango-Nevada Series B Preferred Stock" and together with Contango-Nevada Series A Preferred Stock, the "Contango-Nevada Preferred Stock"), received one share of the corresponding series of preferred stock of Contango-Delaware for each share of Contango-Nevada Preferred Stock that they held. See "Description of Capital Stock". The holders of Contango-Delaware Series A Preferred Stock and Contango-Delaware Series B Preferred Stock have substantially identical rights and privileges to the holders of Contango-Nevada Series A Preferred Stock and Contango-Nevada Series B Preferred Stock as set forth in their respective Certificates of Designations, Preferences, and Relative Rights and Limitations; except, that, as a result of the reverse stock split, each share of Contango-Delaware Preferred Stock is convertible, at an adjusted conversion price, into one-half of the number of shares of Common Stock that would have been received before the Merger.



         All other warrants, employee benefit, stock option and employee stock purchase plans of Contango-Nevada have been assumed and continued by Contango-Delaware, and each option or right issued by such plans automatically converted into an option or right to purchase one-half of a share of Contango-Delaware Common Stock for each share of Contango-Nevada Common Stock that would have been available for purchase under such plans, upon the same terms and subject to the same conditions (subject to an adjustment of the exercise price to reflect the reverse stock split).



         RECENT ACTIVITIES. Effective December 1, 2000, we entered into a reducing revolving line of credit of up to $10 million with Bank One, Texas, National Association. The 18-month credit facility provides for an initial borrowing base of $5 million, $3 million of which is unsecured. The borrowing base will be redetermined semi-annually beginning March 1, 2001. Interest is payable monthly at the bank's prime rate plus one and one-fourth percent. Additionally, we pay a one-fourth percent (1/4%) per annum commitment fee on the average availability under the credit facility. The loan balance is subject to mandatory prepayments in the event the outstanding loan balance exceeds the borrowing base and is due in full on the commitment termination date of May 30, 2002, unless extended by the bank. The credit facility contains financial covenants and the maintenance of certain ratios, including ones related to funded debt to "EBITDAX" (net income plus interest expense, federal and state income taxes, depreciation, amortization, and other non-cash expenses and losses, exploration expenses, which otherwise would be capitalized under full cost accounting method, less non-cash gains and less preferred cash dividends paid); liabilities to tangible net worth; and debt service coverage. As of December 15, 2000, there were no borrowings under the credit facility, and we were in compliance with its financial covenants and ratios.



         Our Common Stock was approved for listing on the American Stock Exchange on January 12, 2001 and is expected to commence trading under the symbol "MCF" on or about January 18, 2001.

PLAN OF OPERATIONS

         We had no operations and generated no revenues during the fiscal year ended June 30, 1999. We began operations as a natural gas and oil exploration and development company on July 1, 1999 and generated our first natural gas and oil revenues during the fiscal year ended June 30, 2000. Our ability to develop and maintain a meaningful level of revenues from operations is dependent on our ability to successfully drill exploration and development wells and complete producing property acquisitions.


         Our exploration efforts currently are focused offshore on the continental shelf of the Gulf of Mexico and the onshore Gulf coast region. Our current onshore activities are concentrated in a five county Texas area including Wharton, Colorado, Ft. Bend, Jim Hogg and Brooks counties. In addition, we continue to target selected, negotiated acquisitions of proved properties. At June 30, 2000, we had working interests in 19 gross producing wells (1.27 net). You should read the discussion under the heading "Description of Properties" for further information about our properties and drilling activities and the discussion under "Liquidity" under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information about our anticipated capital requirements during the next 12 months.


BUSINESS STRATEGY

         Our goal is to achieve and maintain profitability and to create value for our stockholders through natural gas and oil exploration and development and the acquisition of proved properties. Our strategy to achieve our goal includes:

         o    Funding exploration prospects developed by talented geoscientists

         o    Negotiated acquisitions of proved properties

         o Strict control of general and administrative and geological and geophysical costs

         o Using creative deal structures to access acreage, seismic, prospects and capital

         o Using equity ownership incentives to align the interests of our management and our alliance partners with that of our stockholders

         o    Investing in other energy industry entrepreneurial opportunities


         Our principal focus is on the funding and drilling of exploratory wells onshore in the Gulf coast area and in the Gulf of Mexico, offshore Texas and Louisiana in water depths of less than 300 feet. Our strategy includes controlling overhead costs by keeping employee levels low and outsourcing geological, geophysical, engineering, land and operating activities and as much of our administrative activities as possible. In particular, we have outsourced all of our natural gas and oil prospect generation and evaluation functions to our alliance partner, Juneau Exploration. More recently in August 2000, Contango, Juneau Exploration and an industry partner formed Republic Exploration, L.L.C. to generate and explore prospects using reprocessed 3-D seismic. Juneau Exploration is the managing member, and Contango currently is a 10% owner in Republic Exploration. We expect to exercise our option to acquire an additional 23.3% interest prior to the option's expiration on March 15, 2001.


         Natural gas and oil exploration is an exceptionally high risk business that requires significant outlays of capital. Our goal is to enhance our chances for success by using 3-D seismic technology, keeping our cost structure low and managing financial risk. Juneau Exploration has access to a large database of 3-D seismic and has significant experience in processing, interpreting and drilling wells based on 3-D seismic data.


         In addition to exploration activities, we intend to target negotiated acquisitions and thereby avoid more competitive bidding situations. Nonetheless, we will always face competition from companies that in many instances are well established, successful and frequently may be willing to pay more for properties than what we might consider prudent. Thus, our success depends on our ability to quickly identify promising opportunities, prioritize these opportunities to focus on situations where we have the most potential for success, and then negotiate creative deal structures that, whenever possible, avoid the payment of more up-front cash than competitors are willing to pay.



         JUNEAU EXPLORATION COMPANY, L.L.C. Effective September 1, 1999, we entered into an agreement with Juneau Exploration whereby we outsourced all of our natural gas and oil prospect generation and evaluation functions to Juneau Exploration. As an inducement to enter into the agreement, Juneau Exploration received 200,000 shares of our Common Stock. As of December 15, 2000, we have granted to Juneau Exploration options to purchase 400,000 shares of our Common Stock in connection with exploratory successes and acquisitions. Of these options, 163,324 have vested, with the remainder vesting subject to achieving a defined payout and rate of return.



         On August 14, 2000, we amended our agreement with Juneau Exploration whereby in exchange for our no longer granting 50,000 share options for each acquisition and exploration success, we increased the overriding royalty interest granted to Juneau Exploration from 2.5% to 3.3%. Juneau Exploration currently receives a 3.3% proportionally reduced overriding royalty on successful wells and a 25% proportionately reduced back-in working interest after achieving a defined payout. Juneau Exploration will continue to bear the upfront overhead costs of performing all functions involved in bringing a prospect to a ready to drill stage. Juneau Exploration is required to participate for a 5% working interest in each transaction recommended. Their overall remuneration continues to be directly related to our exploration success, as the overriding royalty and 25% after payout back-in working interest are tied to the drilling and performance of successful wells. We believe this shifting of risk and alignment of incentives are key to our goal of achieving profitability. Based on prices and production, we anticipate Juneau Exploration's initial back-in occurred in December 2000. John B. Juneau, one of our directors, is the sole manager of Juneau Exploration.



         All shares indicated above have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.



         ONSHORE GULF COAST. Our onshore exploration activities currently are focused in the Texas Gulf coast in Wharton, Colorado, Ft. Bend, Jim Hogg and Brooks counties. During the year ended June 30, 2000, we drilled 8 gross exploratory wells (1.70 net), of which 2 gross wells (0.86 net) were successful, and we completed four property acquisitions. We currently have an active one-rig, exploration drilling program that we expect to continue for the next several months contingent upon continuing exploration success. Since May 2000, we have drilled a total of 11 exploratory wells onshore in south Texas, 10 of which have been successful. We have about nine additional exploratory locations that we expect to drill in south Texas over the next four to six months. For December 2000, we expect our net production from our onshore Texas Gulf coast exploration activities to be approximately 12 million cubic feet of natural gas and 400 barrels of oil per day.



         OFFSHORE GULF OF MEXICO. Our focus offshore is in the Gulf of Mexico, offshore Texas and Louisiana, in water depths of less than 300 feet. We have participated in the drilling of Eugene Island 28, a successful oil/gas discovery in federal waters offshore Louisiana, and Brazos 436, a successful gas discovery in federal waters offshore Texas. We also anticipate drilling two Gulf of Mexico exploration wells over the next several months through our ownership in Republic Exploration, L.L.C. For December 2000, we expect our net production from the Gulf of Mexico to be approximately 100 thousand cubic feet of natural gas and 50 barrels of oil per day.



         SOUTHERN UTE INDIAN TRIBE. In June 2000, the Southern Ute Indian Tribe doing business as Red Willow Production Company entered into a two-year Participation Agreement whereby Red Willow has the right to acquire on the same terms as Contango an 18.75% interest in all of our natural gas and oil exploration and development projects and proved property acquisitions. The Southern Ute Indian Tribe is a major producer and transporter of coal bed methane. Through December 21, 2000, Red Willow has invested approximately $2.5 million in our exploration programs. In June 2000, the Southern Ute Indian Tribe Growth Fund purchased 1,250,000 shares of Contango's Common Stock for $2.00 per share. In August 2000, the Southern Ute Indian Tribe Growth Fund exercised an option to purchase an additional 1,250,000 shares of Common Stock for $2.00 per share, bringing the Southern Ute Indian Tribe Growth Fund's ownership in Contango to 2,500,000 shares. In addition, we granted to the Southern Ute Indian Tribe Growth Fund a five-year warrant to purchase 125,000 shares of Common Stock at $2.00 per share. All shares indicated above have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.



         REPUBLIC EXPLORATION, L.L.C. In August 2000, we purchased a 10% interest in Republic Exploration for $4.0 million with the option to purchase another 23.3% interest for an additional $2.5 million. The option, which was to expire on December 29, 2000, was extended to March 15, 2001. If exercised, the option will result in our paying a total of $6.5 million for a 33.3% interest in Republic Exploration. Republic Exploration has the license rights to existing and newly reprocessed 3-D seismic covering over 8,600 square miles of the shallow waters of the Gulf of Mexico continental shelf. Republic Exploration was formed to evaluate, generate, acquire and explore prospects using this seismic data. The other two members of Republic Exploration are Juneau Exploration, the managing member of Republic Exploration, and a privately held company. Both companies have extensive experience in Gulf of Mexico exploration. As part of the formation of Republic Exploration, we granted five-year warrants to each company to purchase 62,500 shares of Common Stock at $2.00 per share and an additional warrant to each company to purchase 62,500 shares of Common Stock at $4.12 per share to extend the option from its original expiration date of December 29, 2000 to March 15, 2001. All shares indicated above have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.


NATURAL GAS AND OIL PRICES

         Substantially all of our production is sold under various terms and arrangements at prevailing market prices. Our revenues, profitability and future growth depend on natural gas and oil prices, thus price decreases would adversely affect the value of our proved reserves, revenues and profits. Historically, the prices received for natural gas and oil have fluctuated widely. Among the factors that can cause these fluctuations are:

         o    The domestic and foreign supply of natural gas and oil

         o    The price of foreign imports

         o    The level of consumer product demand

         o    Weather conditions

         o    Political conditions in natural gas and oil producing regions

         o    Overall economic conditions



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

         o    Domestic and foreign governmental regulations

         o    The price and availability of alternative fuels

         o    Potential price controls


         Contango recently put into place some hedging arrangements and, in the future, may enter into other hedging arrangements to reduce our exposure to fluctuations in the prices of natural gas and oil. The value of such arrangements will be volatile and could materially affect our future reported financial results. Hedging arrangements also expose us to risk of financial loss in some circumstances including circumstances where:


         o    Production is less than expected

         o There is a change in the expected differential between the underlying price in the hedging agreement and actual prices received

         o The other party to the hedging contract defaults on its contract obligations


         In addition, hedging arrangements may limit the benefit we would receive from increases in the prices for natural gas and oil. We cannot assure you that the hedging transactions we may enter into will adequately protect us from fluctuations in the prices of natural gas and oil. On the other hand, we may choose not to engage in hedging transactions in the future. As a result, we may be more adversely affected by changes in natural gas and oil prices than our competitors who engage in hedging transactions. See "Hedging Activities" at the end of "Management's Discussion and Analysis of Financial Condition and Results of Operations".


COMPETITION

         We compete with a broad range of natural gas and oil companies in our exploration and property acquisition activities. Many of our competitors have substantially greater financial and other resources. In addition, our larger competitors may be able to absorb the burden of changes in federal, state and local laws and regulations more easily than we can, which could adversely affect our competitive position. Many of our competitors will also be able to pay more for exploratory prospects and productive natural gas and oil properties and will be able to identify, evaluate, bid for and purchase a greater number of properties and prospects than we can. In addition, most of our competitors have been operating for a much longer time than we have and have demonstrated the ability to operate through industry cycles. Our competitors may also have greater access to equipment and materials than we have, which could adversely affect our day-to-day operations.


         We recently have completed our first year of operation as a natural gas and oil exploration and development company. Our ability to explore for natural gas and oil and to acquire proved properties in the future will depend upon our ability to evaluate and select suitable prospects and properties and to consummate transactions in this highly competitive environment. We are also dependent upon the ability of Juneau Exploration, our alliance partner, to identify prospects and secure leases in the current competitive environment.


GOVERNMENTAL REGULATIONS

         FEDERAL REGULATION OF SALES AND TRANSPORTATION OF NATURAL GAS. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the regulations promulgated thereunder by the Federal Energy Regulatory Commission. In the past, the federal government has regulated the prices at which natural gas could be sold. Deregulation of natural gas sales by producers began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting producer sales of natural gas effective January 1, 1993. Congress could, however, reenact price controls in the future.


         Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal regulation. Commencing in April 1992, the Federal Energy Regulatory Commission issued Order No. 636 and a series of related orders, which required interstate pipelines to provide open-access transportation on a basis that is equal for all natural gas suppliers. The Federal Energy Regulatory Commission has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry. Although Order No. 636 does not directly regulate our production and marketing activities, it does affect how buyers and sellers gain access to the necessary transportation facilities and how we and our competitors sell natural gas in the marketplace. The courts have largely affirmed the significant features of Order No. 636 and the numerous related orders pertaining to individual pipelines, although some appeals remain pending and the Federal Energy Regulatory Commission continues to review and modify its regulations regarding the transportation of natural gas. For example, in February 2000, the Federal Energy Regulatory Commission concluded a broad review of its transportation regulations by revising its regulations in Order No. 637 (and subsequent, related orders), with the goal of improving competition in the interstate transportation markets and to remove a perceived bias in existing policies toward encouraging short-term transportation arrangements. Order No. 637 eliminates (for a two-year period) rate caps in the secondary market for transportation arrangements of less than one year's duration. Order No. 637 also requires pipelines to provide greater comparability of service between secondary market sales and pipeline sales, requires pipelines to increase the rights and options of transportation customers, requires expanded reporting requirements regarding (among other information) interstate capacity and its utilization, and imposes other regulatory changes. In addition, Order No. 637 permits, but does not require, pipelines to file new types of rates, including differing rates for peak and off-peak periods, term-differentiated rates, and rates established by voluntary auctions - although the Order does not depart from current policies as to cost-based rates for long-term or pipeline-provided transportation services. The Federal Energy Regulatory Commission has also commenced a proceeding characterized as a "dialogue" with the industry on the potential for more fundamental changes in its ratemaking policies, but has not yet proposed any specific further changes. We cannot predict what action the Federal Energy Regulatory Commission will take on these matters, nor can we accurately predict whether the Federal Energy Regulatory Commission's actions will achieve the goal of increasing competition in markets in which our natural gas is sold. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers, gatherers and marketers.


         The Outer Continental Shelf Lands Act requires that all pipelines operating on or across the Outer Continental Shelf provide open-access and non-discriminatory service. In 1988, the Federal Energy Regulatory Commission opted not to impose on gatherers and other non-jurisdictional entities the regulations of Order No. 509, in which the Federal Energy Regulatory Commission implemented the Outer Continental Shelf Lands Act as to pipelines subject to the Natural Gas Act. However, in April 2000, the Federal Energy Regulatory Commission issued Order No. 639, pursuant to its authority to permit non-discriminatory access to service on the Outer Continental Shelf. Order No. 639 requires previously unregulated gas transportation providers on the Outer Continental Shelf to make available information regarding their affiliations and the conditions under which service is rendered, We do not believe that we will be affected by the Federal Energy Regulatory Commission's revised policy regarding transportation on the Outer Continental Shelf any differently than other natural gas producers, gatherers and marketers.

         Commencing in May 1994, the Federal Energy Regulatory Commission issued a series of orders that, among other matters, slightly narrowed its statutory tests for establishing gathering status and reaffirmed that, except in situations in which the gatherer acts in concert with an interstate pipeline affiliate to frustrate the Federal Energy Regulatory Commission's transportation policies, it does not have pervasive jurisdiction over natural gas gathering facilities and services and that such facilities and services located in state jurisdictions are most properly regulated by state authorities. This Federal Energy Regulatory Commission action may further encourage regulatory scrutiny of natural gas gathering by state agencies. We do not believe that we will be affected by the Federal Energy Regulatory Commission's gathering policy any differently than other natural gas producers, gatherers and marketers.

         Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the Federal Energy Regulatory Commission and the courts. The natural gas industry historically has been very heavily regulated; therefore, we cannot assure you that the less stringent regulatory approach recently pursued by the Federal Energy Regulatory Commission and Congress will continue.


         FEDERAL LEASES. We have and expect in the future to have operations located on federal natural gas and oil leases, which are administered by the Minerals Management Service. Such leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed Minerals Management Service regulations and orders pursuant to the Outer Continental Shelf Lands Act, which are subject to interpretation and change by the Minerals Management Service. For offshore operations, lessees must obtain Minerals Management Service approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency, lessees must obtain a permit from the Minerals Management Service prior to the commencement of drilling. The Minerals Management Service has promulgated regulations requiring offshore production facilities located on the Outer Continental Shelf to meet stringent engineering and construction specifications. The Minerals Management Service also has regulations restricting the flaring or venting of natural gas and has proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the Minerals Management Service has promulgated other regulations governing the plugging and abandonment of wells located offshore and the installation and removal of all production facilities. To cover the various obligations of lessees on the Outer Continental Shelf, the Minerals Management Service generally requires that lessees have substantial net worth or post bonds or other acceptable assurances that such obligations will be met. The cost of these bonds or other surety can be substantial, and we cannot assure you that we will be able to obtain bonds or other surety in all cases.


         In March 2000, the Minerals Management Service amended its regulations governing the calculation of royalties and the valuation of crude oil produced from federal leases. This rule modifies the valuation procedures for both arm's length and non-arm's length crude oil transactions to decrease reliance on oil posted prices and assigns a value to crude oil that better reflects its market value. We cannot predict how this regulation will affect us.

         STATE AND LOCAL REGULATION OF DRILLING AND PRODUCTION. We expect in the future to own interests in properties located in the state waters of the Gulf of Mexico offshore Texas, Louisiana, Mississippi and Alabama. These states regulate drilling and operating activities by requiring, among other things, drilling permits and bonds and reports concerning operations. The laws of these states also govern a number of environmental and conservation matters, including the handling and disposing of waste materials, unitization and pooling of natural gas and oil properties and establishment of maximum rates of production from natural gas and oil wells. Some states prorate production to the market demand for natural gas and oil.

         OIL PRICE CONTROLS AND TRANSPORTATION RATES. Our sales of crude oil, condensate and natural gas liquids currently are not regulated and are made at market prices. Effective as of January 1, 1995, the Federal Energy Regulatory Commission implemented regulations establishing an indexing system for transportation rates for oil that could increase the cost of transporting oil to the purchaser. In July 2000, the Federal Energy Regulatory Commission commenced a proceeding to determine whether to change the index, but initially proposing to retain the existing index. Other factors being equal, the indexing system, and any orders amending the index, may tend to increase transportation costs or reduce wellhead prices for crude oil. However, we do not believe that these regulations affect us any differently than other natural gas producers, gatherers and marketers.

ENVIRONMENTAL REGULATIONS

         Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. Offshore drilling in some areas has been opposed by environmental groups and, in some areas, has been restricted or eliminated. To the extent laws are enacted or other governmental action is taken that prohibits or restricts offshore drilling or imposes environmental protection requirements that result in increased costs to the natural gas and oil industry in general and the offshore drilling industry in particular, our business and activities could be adversely affected.


         The Oil Pollution Act of 1990 and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The Oil Pollution Act assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or fails to cooperate fully in the cleanup, liability limits likewise do not apply. Even if applicable, the liability limits for offshore facilities require the responsible party to pay all removal costs, plus up to $75 million in other damages. Few defenses exist to the liability imposed by the Oil Pollution Act.


         The Oil Pollution Act also requires a responsible party to submit proof of its financial responsibility to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill. As amended by the Coast Guard Authorization Act of 1996, the Oil Pollution Act requires parties responsible for offshore facilities to provide financial assurance in the amount of $35 million to cover potential Oil Pollution Act liabilities. This amount can be increased up to $150 million if a study by the Minerals Management Service indicates that an amount higher than $35 million should be required. On August 11, 1998, the Minerals Management Service adopted a rule implementing these Oil Pollution Act financial responsibility requirements.

         The Oil Pollution Act also imposes other requirements, such as the preparation of an oil spill contingency plan. We also are subject to regulation of the Clean Water Act and similar state laws. The Clean Water Act prohibits any discharge into waters of the United States except in strict conformance with permits issued by federal and state agencies. Failure to comply with the ongoing requirements of these laws or inadequate cooperation during a spill event may subject a responsible party to civil or criminal enforcement actions.

         In addition, the Outer Continental Shelf Lands Act authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating on the Outer Continental Shelf. Specific design and operational standards may apply to Outer Continental Shelf vessels, rigs, platforms, vehicles and structures. Violations of lease conditions or regulations issued pursuant to the Outer Continental Shelf Lands Act can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and the cancellation of leases. Such enforcement liabilities can result from either governmental or private prosecution.

         The Comprehensive Environmental Response, Compensation, and Liability Act, also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under the Superfund law may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.


         Our operations are also subject to regulation of air emissions under the Clean Air Act, comparable state and local requirements and the Outer Continental Shelf Lands Act. Implementation of these laws could lead to the gradual imposition of new air pollution control requirements on our operations. Therefore, we may incur capital expenditures in the future to upgrade air pollution control equipment. We do not believe that our operations would be materially affected by any such requirements, nor do we expect such requirements to be any more burdensome to us than to other companies our size involved in natural gas and oil exploration and production activities.


         In addition, legislation has been proposed in Congress from time to time that would reclassify some natural gas and oil exploration and production wastes as "hazardous wastes", which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If Congress were to enact this legislation, it could increase our operating costs, as well as those of the natural gas and oil industry in general. Initiatives to further regulate the disposal of natural gas and oil wastes are also pending in some states, and these various initiatives could have a similar impact on us. We believes that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on us.

         In accordance with industry practice, we maintain insurance against some, but not all, potential risks and losses. We do not carry business interruption insurance. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it adversely could affect us.

EMPLOYEES


         At January 8, 2001, we had a total of three employees, all of whom were full time. We use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, legal, environmental and accounting. We are dependent on our alliance partner, Juneau Exploration, in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. In addition, as a working interest owner in drilling wells and producing properties, we rely on operators and also utilize the services of independent contractors to perform field and on-site drilling and production operation services.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

         We are a development stage, independent energy company engaged in the exploration and production of natural gas and oil in the United States. Our development stage and our entry into the natural gas and oil business began on July 1, 1999, when the previous board of directors approved a plan to hire new management and enter the natural gas and oil exploration business. We did not produce any oil or natural gas prior to November 1999.

RESULTS OF OPERATIONS


         The following is a discussion of the results of our operations for the three months ended September 30, 2000, compared to those for the three months ended September 30, 1999, and for the fiscal year ended June 30, 2000, compared to those for the fiscal year ended June 30, 1999. These should be read in conjunction with the financial statements and the accompanying notes and other information included elsewhere in this Prospectus. The results of operations for the period ended June 30, 2000 are not directly comparable to results for the period ended June 30, 1999, as we had no operations from December 1997 until July 1999. Additionally, the results of operations for the three months ended September 30, 2000 are not directly comparable to the results for the three months ended September 30, 1999, as we had limited operational activities during the period ended September 30, 1999. We did not operate as a natural gas and oil exploration and production company prior to July 1999.



THREE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 1999



         NATURAL GAS AND OIL SALES. We recorded natural gas and oil sales of approximately $2.1 million for the three months ended September 30, 2000. This primarily was attributable to new production from our exploration play onshore in south Texas. We had no natural gas and oil production during the three months ended September 30, 1999.



         LEASE OPERATING EXPENSE. For the three months ended September 30, 2000, we recorded approximately $208,800 of lease operating expense, including severance taxes. This was attributable to production operations both onshore Texas and offshore in the Gulf of Mexico. We had no lease operating expense during the three months ended September 30, 1999.



         EXPLORATION COSTS. For the three months ended September 30, 2000, we recorded $681,000 of exploration costs. Of this amount, approximately $601,800 was attributable to the cost of shooting 3-D seismic onshore in south Texas. For the three months ended September 30, 1999, we recorded $10,000 of exploration costs.



         DEPRECIATION, DEPLETION AND AMORTIZATION. For the three months ended September 30, 2000, we recorded approximately $570,700 of depreciation, depletion and amortization. This primarily was attributable to depletion and amortization related to production from our exploration play in south Texas and to the Eugene Island 28 well offshore Louisiana and to depreciation of fixed assets, primarily office equipment. For the three months ended September 30, 1999, we recorded $610 of depreciation, depletion and amortization.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased approximately $174,800, from approximately $290,100 for the three months ended September 30, 1999 to approximately $464,900 for the three months ended September 30, 2000. This increase primarily was attributable to an increased level of both financial and operational activities. Primary components of general and administrative expense for the three months ended September 30, 2000 included approximately $23,600 in insurance expense, $142,100 in legal, accounting and other professional fees, $38,400 in office administrative expense and $223,700 in salaries and benefits.



         INTEREST INCOME. Interest income increased approximately $55,300, from $2,300 for the three months ended September 30, 1999 to approximately $57,600 for the three months ended September 30, 2000. Interest income was derived from interest earned on our cash balances during the reporting periods. The increase in interest income primarily was due to the increase in cash balances resulting from proceeds of equity offerings completed during the three months ended September 30, 2000.



YEAR ENDED JUNE 30, 2000 COMPARED TO THE YEAR ENDED JUNE 30, 1999


         NATURAL GAS AND OIL SALES. We recorded natural gas and oil sales of approximately $298,000 for the fiscal year ended June 30, 2000. This primarily was attributable to production from our discovery on Eugene Island 28 that commenced in May 2000 and, to a lesser extent, to a discovery onshore Texas that commenced production in late June 2000. We had no natural gas and oil production for the fiscal year ended June 30, 1999.

         LEASE OPERATING EXPENSES. For the fiscal year ended June 30, 2000, we recorded approximately $85,000 of lease operating expense including severance tax. This was attributable to operating expenses associated with producing properties located on Eugene Island 28 and onshore Texas. There were no lease operating expenses during the fiscal year ended June 30, 1999.

         EXPLORATION COSTS. For the fiscal year ended June 30, 2000, we recorded approximately $604,000 of exploration expense. This was attributable to approximately $190,000 of dry hole costs associated with exploratory drilling onshore Texas and approximately $414,000 of other geological and geophysical costs. There were no exploration costs during the fiscal year ended June 30, 1999.

         DEPRECIATION, DEPLETION AND AMORTIZATION. For the fiscal year ended June 30, 2000, we recorded approximately $345,000 of depreciation, depletion and amortization. This primarily was attributable to depletion and amortization related to our production both onshore Texas and the Eugene Island 28 well offshore Louisiana and to depreciation of fixed assets, primarily office equipment. There was no depreciation, depletion and amortization expense during the fiscal year ended June 30, 1999.

         IMPAIRMENT OF PROVED OIL AND GAS PROPERTIES. For the fiscal year ended June 30, 2000, we recorded impairments of approximately $548,000. This was attributable to a write down of capitalized costs at Eugene Island 28 and our Texas onshore properties.

         GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased approximately $656,000, from approximately $108,000 for the fiscal year ended June 30, 1999 to approximately $764,000 for the fiscal year ended June 30, 2000. This increase primarily was attributable to commencing operations as a natural gas and oil exploration and production company in July 1999. Major components of general and administrative expense for the fiscal year ended June 30, 2000, included $283,000 in salaries and benefits, $95,000 insurance, $98,000 legal, $95,000 accounting and audit, $98,000 rent and general office expenses and $95,000 in other expenses.

         INTEREST EXPENSE. For the fiscal year ended June 30, 2000, we recorded approximately $10,000 of interest expense. This expense represents the interest cost of financing the premiums on our various insurance policies. There was no interest expense during the fiscal year ended June 30, 1999.

         INTEREST INCOME. Interest income increased approximately $118,000, from approximately $23,000 for the fiscal year ended June 30, 1999 to approximately $141,000 for the fiscal year ended June 30, 2000. Interest income was derived from interest earned on our cash balances during the reporting periods. The increase in interest income was due to the increase in cash balances resulting from proceeds of various equity offerings completed during the fiscal year ended June 30, 2000.

         GAIN ON SALE OF ASSETS. During the quarter ended March 31, 2000, we recorded a gain of approximately $70,000 on the sale of natural gas and oil properties. This primarily was associated with the sale of approximately 2,000 gross unproved leasehold acres in Shelby County in Texas. There was no such gain for the fiscal year ended June 30, 1999.


CAPITAL RESOURCES AND LIQUIDITY


         During the fiscal year ended June 30, 2000, we funded our activities with the proceeds from private placements of our Common Stock. During this period, we raised approximately $7.9 million in five separate private placements of our Common Stock. In August 2000, we raised an additional $5.0 million in two private placements of our common and Series A preferred stock. On September 27, 2000, we sold $5.0 million of our Series B preferred stock to Aquila Energy Capital Corporation. These latest transactions bring the total equity we have raised since July 1999 to approximately $17.9 million.


         In addition to these equity transactions, we reported our first revenues from operations during the quarter ended December 1999. For the fiscal year ended June 30, 2000, we reported revenues from operations of $298,339. Based on our business model that assumes continuing exploration success, we expect operating cash flow to be a significant source of funds during the current fiscal year. For the month of December 2000, we anticipate operating cash flow will exceed $2.0 million.



         Our primary cash outlays include exploration and development capital expenditures and general and administrative expenses. At December 15, 2000, we had approximately $5 million in cash that was available to fund exploration and development activities. Contango's focus will continue to be on the generation and exploration of opportunities onshore Gulf coast and offshore in the Gulf of Mexico. Since May 2000, we have drilled a total of 11 exploratory wells onshore in south Texas, 10 of which have been successful. We have about nine additional exploratory locations that we expect to drill over the next four to six months. We also anticipate drilling two Gulf of Mexico exploration wells over the next several months through our ownership in Republic Exploration. We anticipate that our capital expenditures for the fiscal year ending June 30, 2001 will be between $15 million to $25 million, including a $6.5 million investment in Republic Exploration, and that general and administrative expenses will be approximately $1.5 million.



         In August 2000, we invested $4.0 million in Republic Exploration for a 10% equity interest and an option to acquire an additional 23.3% for $2.5 million. The option, which was to expire on December 29, 2000, was extended to March 15, 2001. We anticipate exercising this option before its March 15, 2001 expiration. Republic Exploration has the license rights to existing and newly reprocessed 3-D seismic covering over 8,600 square miles of the shallow waters of the Gulf of Mexico continental shelf. Republic Exploration was formed to evaluate, generate, acquire and explore prospects using this seismic data. We do not expect cash distributions from Republic Exploration for the foreseeable future.

         In December 2000, we completed the arrangement of our first bank credit facility. The 18-month agreement provides for an initial borrowing base of $5 million, $3 of which will be unsecured. As of December 15, 2000, we have not borrowed any amounts under the credit facility.



         We believe that our cash on hand, together with our anticipated cash flow from operations, proceeds from recent equity sales and bank borrowings, will be adequate to satisfy a significant portion of planned capital expenditures to drill exploratory wells in our onshore Gulf coast and offshore Gulf of Mexico exploration programs and satisfy our general corporate needs over the next twelve months. We may continue to seek additional equity and bank financing to fund our exploration program and to take advantage of other opportunities that may become available. The availability of such funds will depend upon prevailing market conditions and other factors over which we have no control, as well as our financial condition and results of operations. We cannot assure you that we will have sufficient funds available to finance our intended exploration and development programs or acquisitions or to successfully execute our business plan. Our exploration drilling program will be curtailed if we are unable to raise sufficient funds and, in any event, is contingent upon continued exploration success.



HEDGING ACTIVITIES



         Our revenues, profitability and future growth depend substantially on prevailing prices for natural gas and oil. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of natural gas and oil that we can economically produce.



         We currently sell our natural gas and oil production under price sensitive or market price contracts. To reduce exposure to severe drops in natural gas and oil prices, we entered into collar transactions in early November 2000 covering 6,000 Mmbtu of natural gas per day and approximately 200 barrels of oil per day for calendar year 2001 production. Both amounts represented approximately 45% of our current net natural gas and crude oil production. The natural gas collar is designed to protect the Company if NYMEX natural gas prices falls below $3.73 per Mmbtu but limits the net price we can realize to $6.00 per Mmbtu. The Company's crude oil collar is designed to protect the Company if NYMEX crude oil prices fall below $26.25 per barrel and limits the net price we can realize to $30.10 per barrel.



         The United States subsequently has endured the coldest November and December recorded in the 106 years that records have been kept. The potential drop in prices that caused us to put on the hedges has not materialized, and as a result, we took the following two steps to reduce our exposure to the collars.



         On January 2, 2001, we closed out our oil collar at a profit of $151,200. On January 8, 2001, we purchased calls on approximately 3,300 Mmbtu of natural gas per day with a $12.00 per Mmbtu strike price for the months of February 2001 through December 2001. This transaction allows us to participate in future appreciation of natural gas prices on approximately 55% of the production covered by the collar if the price of natural gas goes above $12.00 per Mmbtu. At our current level of production of approximately 12 million cubic feet of natural gas per day, about 22% remains subject to the $6.00 per Mmbtu ceiling on the natural gas collar if the price of natural gas goes above $12.00 per Mmbtu. The cost of the calls was $154,000.



         Although these transactions have been designed as economic hedges for a portion of future natural gas and oil production, the Company has elected not to designate the collars as "hedges" under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As a result, unrealized gains and losses will be recognized in earnings quarterly when an asset or liability (representing these derivative instruments' fair values) is recorded on the balance sheet. Actual realized gains and losses will be recognized in revenues when the related hedged production occurs, and previous unrealized gains and losses will be reversed.



         For the quarter ended December 31, 2000, we recognized a net hedging loss of approximately $2.6 million of which approximately $700,000 will be realized in natural gas and oil sales in January 2001. The remaining $1.9 million represents the net unrealized loss on the collars for the months of February 2001 through December 2001.


                            DESCRIPTION OF PROPERTIES

GENERAL

         We are a development stage, independent energy company engaged in the exploration and development of natural gas and oil in the United States. Our development stage and entry into the natural gas and oil business began on July 1, 1999, when the previous board of directors approved a plan to hire new management and enter the natural gas and oil exploration business. We have not filed any reports of estimates of proved net oil or gas reserves with any federal authority or agency since the beginning of the last fiscal year.

         Our exploration efforts currently are focused onshore in the five Texas counties of Wharton, Colorado, Ft. Bend, Jim Hogg and Brooks counties and in the Gulf of Mexico, offshore Texas and Louisiana. During the fiscal year ended June 30, 2000, we completed four property acquisitions, commenced an onshore exploration program and participated in the drilling of a successful well offshore Louisiana.

         We sublease our corporate offices at 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098. Our current sublease covers 2,850 square feet of space for a monthly rental of $3,135 per month through October 2000. Beginning November 1, 2000, we renewed the base lease covering the 2,850 square feet of space for a 36-month period at a monthly rental of $5,819 per month.

PRODUCTION, PRICES AND OPERATING EXPENSES

         The following table presents information regarding the production volumes, average sales prices received and average production costs associated with our sales of natural gas and oil for the period indicated. Contango had no natural gas and oil production prior to the fiscal year ended June 30, 2000.



                                                                                                 FOR THE
                                                                                                YEAR ENDED
                                                                                               JUNE 30, 2000
                                                                                               -------------
Production:
     Natural gas (thousand cubic feet).......................................................         28,094
     Oil and condensate (barrels)............................................................          6,384
         Total (thousand cubic feet equivalent)..............................................         66,398

Average sales price:
     Natural gas (per thousand cubic feet)...................................................       $   4.16
     Oil and condensate (per barrel).........................................................          28.43
         Total (per thousand cubic feet equivalent)..........................................           4.49

Expenses (per thousand cubic feet equivalent):
     Lease operating expense.................................................................       $   1.28
     Depreciation, depletion and amortization of oil and gas properties......................           5.15

         As of January 2001, our total net production is approximately 10.0 million cubic feet of gas and 400 barrels of oil per day.


DEVELOPMENT, EXPLORATION AND ACQUISITION CAPITAL EXPENDITURES

         The following table presents information regarding our net costs incurred in the purchase of proved and unproved properties and in exploration and development activities:


                                                                                                 FOR THE
                                                                                                YEAR ENDED
                                                                                               JUNE 30, 2000
                                                                                               -------------
Property Acquisition Costs:
     Unproved................................................................................  $     143,367
     Proved..................................................................................        418,531
Exploration costs............................................................................      2,395,471
Development costs............................................................................             --
                                                                                               -------------
         Total costs.........................................................................  $   2,957,369
                                                                                               =============



         We anticipate that our capital expenditures for the fiscal year ending June 30, 2001 will be between $15 million to $25 million. This amount includes the $4 million investment in Republic Exploration made in August 2000 as well as an additional $2.5 million investment that we intend to make prior to March 15, 2001.


DRILLING ACTIVITY

         The following table shows our drilling activity for the fiscal year ended June 30, 2000. In the table, "gross" refers to the total wells in which we have a working interest and "net" refers to gross wells multiplied by our working interest in such wells.


                                                                                              FOR THE
                                                                                             YEAR ENDED
                                                                                            JUNE 30, 2000
                                                                                           ---------------
                                                                                          GROSS       NET
                                                                                        ---------  ---------
Exploratory Wells:
     Productive.......................................................................          2       0.86
     Non-productive...................................................................          6       0.84
                                                                                        ---------  ---------
         Total........................................................................          8       1.70
                                                                                        =========  =========

Development Wells:
     Productive.......................................................................         --         --
     Non-productive...................................................................         --         --
                                                                                        ---------  ---------
         Total........................................................................         --         --
                                                                                        =========  =========



         During the fiscal year ended June 30, 2000, we spent a total of approximately $1.9 million drilling two productive wells, in which we had an average working interest of approximately 43%, and we spent a total of approximately $190,000 drilling six non-productive wells, in each of which we had an average working interest of approximately 14%. At December 15, 2000, we had one exploratory well drilling in south Texas.

EXPLORATION AND DEVELOPMENT ACREAGE

         Our principal natural gas and oil properties consist of producing and non-producing natural gas and oil leases. The following table indicates our interests in developed and undeveloped acreage as of June 30, 2000:


                                            DEVELOPED              UNDEVELOPED                  TOTAL
                                            ACREAGE(1)              ACREAGE(2)                 ACREAGE
                                      ---------------------   ---------------------     --------------------
                                       GROSS(3)     NET(4)     GROSS(3)      NET(4)      GROSS(3)     NET(4)
                                      -----------  ---------  -----------  ---------    ---------  ---------
Onshore:
     Texas..........................        1,590        413       16,454        484       18,044        897

Offshore:
     Louisiana Outer
         Continental Shelf..........        1,250        356            -          -        1,250        356
     Offshore Texas.................            -          -        1,215        357        1,215        357
                                      -----------  ---------  -----------  ---------    ---------  ---------
     Total..........................        2,840        769       17,669        841       20,509      1,610
                                      ===========  =========  ===========  =========    =========  =========


----------
(1) Developed acreage consists of acres spaced or assignable to productive wells.

(2) Undeveloped acreage is considered to be those leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

(3) Gross acres refer to the number of acres in which we own a working interest.

(4) Net acres represents the number of acres attributable to an owner's proportionate working interest and/or royalty interest in a lease (e.g., a 50% working interest in a lease covering 320 acres is equivalent to 160 net acres).

PRODUCTIVE WELLS

         The following table sets forth the number of gross and net productive natural gas and oil wells in which we owned an interest as of June 30, 2000:


                                                                                        TOTAL PRODUCTIVE
                                                                                            WELLS(1)
                                                                                     ----------------------
                                                                                     GROSS(2)       NET(3)
                                                                                    -----------  -----------
Natural gas.......................................................................           15         0.70
Oil...............................................................................            4         0.57
                                                                                    -----------  -----------
     Total........................................................................           19         1.27
                                                                                    ===========  ===========


----------
(1)      Productive wells are producing wells and wells capable of production.

(2)      A gross well is a well in which we own an interest.

(3) The number of net wells is the sum of our fractional working interests owned in gross wells. Under our agreement with Juneau Exploration, Juneau Exploration will back in for a proportionately reduced 25% working interest in each of the above wells after achieving a defined payout.

NATURAL GAS AND OIL RESERVES

         The following table presents estimated net proved natural gas and oil reserves and the net present value of the reserves at June 30, 2000 based on a reserve report prepared by William M. Cobb & Associates, Inc. in accordance with the rules and regulations of the Securities and Exchange Commission. The present values, discounted at 10% per annum, of estimated future net cash flows before income taxes shown in the table are not intended to represent the current market value of the estimated natural gas and oil reserves we own. For further information concerning the present value of future net cash flows from these proved reserves, see "Supplemental Oil and Gas Disclosures".


                                                                      PROVED RESERVES AS OF JUNE 30, 2000
                                                                   -----------------------------------------
                                                                   DEVELOPED      UNDEVELOPED       TOTAL
                                                                   ----------     -----------    -----------
Natural gas (thousand cubic feet).............................      1,205,811       1,480,482      2,686,293
Oil and condensate (barrels)..................................         70,487          66,622        137,109
Total proved reserves (thousand cubic feet equivalent)........      1,628,733       1,880,214      3,508,947

Pre-tax net present value.....................................     $6,009,225      $6,250,896    $12,260,121


         The process of estimating natural gas and oil reserves is complex. It requires various assumptions relating to natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds, projections of production rates and timing of development expenditures. Further, our consultants must analyze available geological, geophysical, engineering and production data, and the extent, quality and reliability of this data can vary. Therefore, estimates of natural gas and oil reserves are inherently imprecise.

         Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from estimates. Any significant variance could materially affect the estimated quantities and present value of reserves. In addition, estimates of proved reserves may be adjusted to reflect production history, results of exploration and development, prevailing natural gas and oil prices and other factors, many of which are beyond our control.

         The present value of future net cash flows does not represent the current market value of our estimated natural gas and oil reserves. In accordance with Securities and Exchange Commission requirements, we based the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         DIRECTORS, DIRECTOR DESIGNEES AND OBSERVERS. As part of the Certificate of Designations, Preferences, and Relative Rights and Limitations of the Series A Preferred Stock, if Trust Company of the West, as the holder of Series A Preferred Stock, has not appointed or nominated for election at least one member of the Board and shares of the Series A Preferred Stock remain outstanding, then, in its capacity as the holder of Series A Preferred Stock, Trust Company of the West shall be entitled to designate a person to attend any meetings of the Board for the sole purpose of observing such meeting for and on behalf of Trust Company of the West. In addition, as part of the securities purchase agreement dated as of December 29, 2000 between Contango and Trust Company of the West, as amended by the Securities Purchase Agreement, dated as of August 24, 2000, Trust Company of the West has concurrent rights to designate a person to attend any meetings of the Board for the sole purpose of observing such meeting for and on behalf of Trust Company of the West, provided that Trust Company of the West has not nominated or appointed at least one member of the Board and it holds at least 5% of the Company's outstanding Common Stock. Any options to purchase Common Stock that would otherwise be granted to the observer, or if appointed, a director, are granted to Trust Company of the West and are the property of Trust Company of the West.

         As part of the securities purchase agreement dated as of August 24, 2000 between Contango and SUIT, the Company shall use its best efforts to cause one of the directors to be an individual selected by SUIT. Additionally, if at any time SUIT has not appointed or nominated for election at least one of the members of the Board and SUIT holds at least 5% of the Company's outstanding Common Stock, SUIT shall be entitled to designate a person who shall attend any meetings of the Board for the sole purpose of observing such meeting for and on behalf of SUIT. SUIT selected Robert J. Zahradnik as its director designee. The Board appointed Mr. Zahradnik as a director in June 2000, and Mr. Zahradnik subsequently was elected to the Board at the annual meeting of stockholders held November 20, 2000. Any options to purchase Common Stock that would otherwise be granted to Mr. Zahradnik as director designee of SUIT are granted to SUIT and are the property of SUIT.



         As part of the securities purchase agreement dated as of September 27, 2000 between Contango and Aquila, the Company shall use its best efforts to cause one of the directors to be an individual selected by Aquila in its sole discretion. Additionally, if at any time Aquila has not appointed or nominated for election at least one of the members of the Board and it holds at least 5% of the Company's outstanding Common Stock or a sufficient number of shares of Series B Preferred Stock which, if converted, would constitute at least 5% of the Company's outstanding Common Stock (or a combination of the foregoing), Aquila shall be entitled to designate a person to attend any meetings of the Board for the sole purpose of observing such meeting for and on behalf of Aquila. Aquila selected Jay D. Brehmer as its director designee. The Board appointed Mr. Brehmer as a director on October 2, 2000, and Mr. Brehmer subsequently was elected to the Board at the annual meeting of stockholders held November 20, 2000. Any options to purchase Common Stock that would otherwise be granted to Mr. Brehmer as director designee of Aquila are granted to Aquila and are the property of Aquila.



         JUNEAU EXPLORATION COMPANY, L.L.C. Effective September 1, 1999, we entered into an agreement with Juneau Exploration whereby we outsourced all of our natural gas and oil prospect generation and evaluation functions to Juneau Exploration. As an inducement to enter into the agreement, Juneau Exploration received 200,000 shares of our Common Stock. As of December 15, 2000, we have granted to Juneau Exploration options to purchase 400,000 shares of our Common Stock in connection with exploratory successes and acquisitions. Of these options, 163,324 have vested, with the remainder vesting subject to achieving a defined payout and rate of return. Additionally, Juneau Exploration has been granted warrants to purchase 125,000 shares of our Common Stock.



         On August 14, 2000, we amended our agreement with Juneau Exploration whereby in exchange for our no longer granting 50,000 share options for each acquisition and exploration success, we increased the overriding royalty interest granted to Juneau Exploration from 2.5% to 3.3%. Juneau Exploration currently receives a 3.3% proportionately reduced overriding royalty on successful wells and a 25% proportionately reduced back-in working interest after achieving a defined payout. Juneau Exploration will continue to bear the upfront overhead costs of performing all functions involved in bringing a prospect to a ready to drill stage. Juneau Exploration is required to participate for a 5% working interest in each transaction recommended. Their overall remuneration continues to be directly related to our exploration success, as the overriding royalty and 25% after payout back-in working interest are tied to the drilling and performance of successful wells. We believe this shifting of risk and alignment of incentives are key to our goal of achieving profitability. John B. Juneau, one of our directors, is the sole manager of Juneau Exploration.



         In August 2000, Contango, Juneau Exploration and an industry partner formed Republic Exploration, LLC to generate and explore prospects using reprocessed 3-D seismic. Contango purchased a 10% interest in Republic Exploration and, in addition, has an option to purchase an additional 23.3% interest. The option, which was to expire on December 29, 2000, was extended to March 15, 2001 in consideration of which Contango issued to each of Juneau Exploration and the other member a warrant to purchase 62,500 shares of its Common Stock at an exercise price of $4.12 per share. Republic Exploration has the license rights to existing and newly reprocessed 3-D seismic covering over 8,600 square miles of the shallow waters of the Gulf of Mexico continental shelf. Republic Exploration was formed to evaluate, generate, acquire and explore prospects using this seismic data. Brad Juneau, who is a director of the Company, is also the sole manager of Juneau Exploration. Common shares above have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.



         All share and per share amounts shown above have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


         Our Common Stock was approved for listing on the American Stock Exchange on January 12, 2001 and is expected to commence trading under the symbol "MCF" on or about January 18, 2001. A limited market exists for the trading of our Common Stock. The table below sets forth the high and low bid prices of our Common Stock for each quarter shown, as provided by the Nasdaq Trading and Market Services Research Unit. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions and have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.



                                                                                        HIGH            LOW
                                                                                       ------          -----
Fiscal Year 1999
     Quarter ended September 30, 1998.............................................     $0.10           $0.10
     Quarter ended December 31, 1998..............................................      0.125           0.10
     Quarter ended March 31, 1999.................................................      0.50            0.08
     Quarter ended June 30, 1999..................................................      0.25            0.12

Fiscal Year 2000(1)
     Quarter ended September 30, 1999.............................................     $1.25           $0.25
     Quarter ended December 31, 1999..............................................      2.00            1.25
     Quarter ended March 31, 2000.................................................      2.00            1.50
     Quarter ended June 30, 2000..................................................      2.25            1.50

Fiscal Year 2001
     Quarter ended September 30, 2000.............................................     $7.062          $1.50
     Quarter ended December 31, 2000..............................................      5.875           3.25



-----------
(1) The Company began its operations as a natural gas and oil exploration company on July 1, 1999.



         As of December 29, 2000 there were 11,465,957 shares of Common Stock outstanding, held by 185 holders of record. The shares indicated above have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.


         We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain future earnings, if any, for operations and to develop and expand our business. We do not anticipate paying any dividends on our Common Stock in the foreseeable future. Any future determination with respect to the payment of dividends on our Common Stock will be at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and other factors our board of directors deems relevant.


                             EXECUTIVE COMPENSATION


         The following tables and discussion below set forth information about the compensation awarded to, earned by or paid to our chief executive officer (sometimes referred to in this report as the "named executive officer") during the fiscal years ended June 30, 2000, 1999 and 1998. Other than the salary and bonus described in the table below, we did not pay any executive officer named in the table below any fringe benefits, perquisites or other compensation during the fiscal year ended June 30, 2000. For the fiscal year ended June 30, 2000, the named executive officer was the only executive officer whose salary and bonus exceeded $100,000.


                                                                                       LONG TERM COMPENSATION(4)
                                                                                      ---------------------------
                                                            ANNUAL COMPENSATION         RESTRICTED     SHARES
                NAME AND                    FISCAL     -----------------------------      STOCK      UNDERLYING
           PRINCIPAL POSITION                YEAR          SALARY          BONUS          AWARDS       OPTIONS
--------------------------------------  -------------  --------------  -------------  -------------  -----------
Kenneth R. Peak(1)(2).................           2000  $      139,555  $          --             --           --
     Chairman, President, Chief
     Executive and Financial
     Officer and Secretary
Buddy Young(3)........................           1999  $       34,850  $          --             --       50,000
     President and Chief                         1998          12,510             --             --           --
     Executive Officer

----------
(1) Mr. Peak was appointed as our chief executive officer and president on July 26, 1999 and appointed chairman of the board on September 28, 1999 at an annual salary of $150,000. Prior to that date he was not affiliated with us in any way and did not receive any compensation from us.

(2) There were no grants of options to purchase our Common Stock made during the fiscal year ended June 30, 2000 to the named executive officers.


(3) Mr. Young served as our president and chief executive officer and as a director from March 1998 until July 26, 1999. Salary amounts represent partial year compensation.


(4) All shares have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.

         The following table shows the number of options owned by the named executive officers. Options in the column marked "unexercisable" are subject to vesting and will be forfeited if the named executive officer's employment with us is terminated for certain reasons. None of our named executive officers exercised options or warrants during the fiscal year ended June 30, 2000.

                                                                              VALUE OF UNEXERCISED
                                      NUMBER OF UNEXERCISED                   IN-THE-MONEY WARRANTS
                                     WARRANTS AND OPTIONS(1)                   AT JUNE 30, 2000(2)
                             -------------------------------------   -----------------------------------
            NAME                 EXERCISABLE        UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
---------------------------  ------------------  -----------------   -----------------  ----------------
Kenneth R. Peak............             700,000                 --     $           --     $           --

----------

(1) All shares have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.



(2) Based on $2.00 per share, the closing price per share of our Common Stock on the Over the Counter Bulletin Board on June 30, 2000 and the exercise price of $2.00.


                                  STOCK OPTIONS


         In September 1999, the Company adopted the Contango Oil & Gas Company 1999 Incentive Stock Option Plan (the "Plan"). Under the Plan, the exercise price of each option equals or is greater than the market price of the Company's common stock on the date of grant, but in no event less than $2.00 per share. Options generally expire after five years. The vesting schedule varies, but vesting generally occurs either (i) immediately, (ii) one-third immediately and one-third on the next two anniversary dates of the grant, or (iii) under a vesting schedule that is tied to the payout and rate of return on specific projects for which the option was granted. The Company may issue up to 2,500,000 shares of common stock under the Plan, of which the Company has granted options to acquire 452,500 shares of common stock at prices between $2.00 and $4.37 per share, after giving effect to adjustments in such shares as a result of the 2 for 1 reverse stock split on December 1, 2000. A total of 2,047,500 shares of Common Stock remained available for grant at December 15, 2000, after giving adjustments to reflect the 2 for 1 reverse stock split.

         Under the terms of the Plan, all directors, officers, employees of and consultants to the Company are eligible for option grants. Persons receiving option grants and the number of shares subject to each option are determined by the Board of Directors.


                                  LEGAL MATTERS

         Morgan, Lewis & Bockius, LLP, Los Angeles, California will pass on the validity of the issuance of the shares of Common Stock offered by this Prospectus.

    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

         None.

                                     EXPERTS

         The audited financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The estimated reserves evaluations and related calculations of William
M. Cobb & Associates, Inc., petroleum engineering consultants, included in this Prospectus have been included in reliance on the authority of said firm as experts in petroleum engineering.


                       WHERE YOU CAN FIND MORE INFORMATION


         This Prospectus is part of a registration statement we have filed with the SEC relating to our Common Stock. As permitted by SEC rules, this Prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our Common Stock. You can read and copy the registration statement, exhibits and schedules at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www/sec.gov.

         We are required to file current reports, quarterly reports, annual reports, proxy statements and other information with the SEC. You may read and copy those reports, proxy statement and other information at the SEC's Public Reference Room and regional offices or through its Internet site. We intend to furnish our stockholders with annual reports that will include a description of our operations and audited consolidated financial statements certified by an independent public accounting firm.

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                        PAGE
                                                                                                        ----
THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999:

     Condensed Balance Sheet, September 30, 2000 and June 30, 2000...................................     F-2

     Condensed Statements of Operations for the Three Months Ended
         September 30, 2000 and 1999.................................................................     F-3

     Condensed Statements of Cash Flows the Three Months Ended
         September 30, 2000 and 1999.................................................................     F-4

     Condensed Statements of Shareholders' Equity the Three Months Ended
         September 30, 2000 and 1999.................................................................     F-5

     Notes to Financial Statements...................................................................     F-6


FISCAL YEAR ENDED JUNE 30, 2000 AND 1999:

     Report of Independent Public Accountants........................................................     F-9

     Balance Sheet, June 30, 2000....................................................................     F-10

     Statements of Operations for the Years Ended June 30, 2000 and 1999.............................     F-11

     Statements of Cash Flows for the Years Ended June 30, 2000 and 1999.............................     F-12

     Statements of Shareholders' Equity for the Years Ended June 30, 2000 and 1999...................     F-13

     Notes to Financial Statements...................................................................     F-14

          CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                            CONDENSED BALANCE SHEETS




                                     ASSETS
                                                                                   SEPTEMBER 30,    JUNE 30,
                                                                                       2000           2000
                                                                                  -------------  -------------
CURRENT ASSETS:
     Cash and cash equivalents................................................... $   6,984,815  $   3,770,906
     Accounts receivable, net....................................................     2,175,774        273,336
     Prepaid insurance...........................................................        87,801         65,785
     Advances to operators and other.............................................        15,285      1,056,817
                                                                                  -------------  -------------
         Total current assets....................................................     9,263,675      5,166,844
                                                                                  -------------  -------------

PROPERTY, PLANT AND EQUIPMENT:
     Natural gas and oil properties, successful efforts method of accounting:
         Proved properties.......................................................     4,855,321      2,210,370
         Unproved properties, not being amortized................................     2,654,812         61,919
     Furniture and equipment.....................................................        41,240         22,806
     Accumulated depreciation, depletion and amortization........................    (1,463,796)      (893,060)
                                                                                  -------------  -------------
         Total property, plant and equipment.....................................     6,087,577      1,402,035
                                                                                  -------------  -------------
OTHER ASSETS:
     Investment in Republic Exploration, L.L.C...................................     3,731,803             --
     Other assets................................................................        73,625         73,625
                                                                                  -------------  -------------
         Total other assets......................................................     3,805,428         73,625
                                                                                  -------------  -------------
TOTAL ASSETS..................................................................... $  19,156,680  $   6,642,504
                                                                                  =============  =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable............................................................ $     154,515  $     117,255
     Accrued preferred stock dividends...........................................        24,658             --
     Accrued liabilities.........................................................     1,502,627        119,865
                                                                                  -------------  -------------
         Total current liabilities...............................................     1,681,800        237,120
                                                                                  -------------  -------------

SHAREHOLDERS' EQUITY:
     Convertible preferred stock, 8%, Series A, $0.04 par value, 5,000 shares authorized, 2,500 shares issued and outstanding at September 30, 2000,
         liquidation preference of $1,000 per share..............................           100             --
     Convertible preferred stock, 8%, Series B, $0.04 par value, 10,000 shares authorized, 5,000 shares issued and outstanding at September 30, 2000,
         liquidation preference of $1,000 per share..............................           200             --
     Common stock, $0.04 par value, 50,000,000 shares authorized,
         11,465,957 issued and outstanding at September 30, 2000 and
         10,198,330 shares issued and outstanding at June 30, 2000...............       458,638        407,933
     Additional paid-in capital..................................................    20,490,561      9,660,137
     Accumulated deficit.........................................................    (1,815,942)    (1,815,942)
     Deficit accumulated during development stage................................    (1,658,677)    (1,846,744)
                                                                                  -------------  -------------
         Total shareholders' equity..............................................    17,474,880      6,405,384
                                                                                  -------------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................................... $  19,156,680  $   6,642,504
                                                                                  =============  =============



   The accompanying notes are an integral part of these financial statements.

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                       CONDENSED STATEMENTS OF OPERATIONS



                                                                                               CUMULATIVE
                                                                                               TOTAL FROM
                                                                      THREE MONTHS ENDED      JULY 1, 1999
                                                                          SEPTEMBER 30,       (INCEPTION OF
                                                                   -------------------------   DEVELOPMENT
                                                                       2000          1999         STAGE)
                                                                   -----------    ----------   -----------
REVENUES:
     Natural gas and oil sales ..................................  $ 2,081,734    $       --   $ 2,380,073
                                                                   -----------    ----------   -----------

EXPENSES:
     Lease operating expense ....................................      208,835            --       294,089
     Exploration expense ........................................      681,000        10,000     1,285,136
     Depreciation, depletion and amortization ...................      570,736           610       915,551
     Impairment of proved natural gas and oil properties ........           --            --       548,245
     General and administrative expense .........................      464,882       290,070     1,228,458
                                                                   -----------    ----------   -----------
         Total expenses .........................................    1,925,453       300,680     4,271,479
                                                                   -----------    ----------   -----------
INCOME (LOSS) FROM OPERATIONS ...................................      156,281      (300,680)   (1,891,406)

Interest expense ................................................       (1,174)           --       (11,515)
Interest income .................................................       57,618         2,300       198,667
Gain on sale of assets ..........................................           --            --        70,235
                                                                   -----------    ----------   -----------
INCOME (LOSS) BEFORE INCOME TAX .................................      212,725      (298,380)   (1,634,019)

Provision for income tax ........................................           --            --            --
                                                                   -----------    ----------   -----------
NET INCOME (LOSS) ...............................................      212,725      (298,380)   (1,634,019)

Preferred stock dividends .......................................       24,658            --        24,658
                                                                   -----------    ----------   -----------

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK ..................  $   188,067    $ (298,380)  $(1,658,677)
                                                                   ===========    ==========   ===========

DEFICIT ACCUMULATED DURING
     DEVELOPMENT STAGE, BEGINNING OF PERIOD .....................   (1,846,744)           --            --
                                                                   -----------    ----------   -----------
DEFICIT ACCUMULATED DURING
     DEVELOPMENT STAGE, END OF PERIOD ...........................  $(1,658,677)   $ (298,380)  $(1,658,677)
                                                                   ===========    ==========   ===========

NET INCOME (LOSS) PER COMMON SHARE:
     Basic ......................................................  $      0.02    $    (0.11)
                                                                   ===========    ==========
     Diluted ....................................................  $      0.02    $    (0.11)
                                                                   ===========    ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
     Basic ......................................................   10,724,465     2,824,335
                                                                   ===========    ==========
     Diluted ....................................................   11,523,275     2,824,335
                                                                   ===========    ==========



   The accompanying notes are an integral part of these financial statements.

          CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                       CONDENSED STATEMENTS OF CASH FLOWS




                                                                                                             CUMULATIVE
                                                                                                             TOTAL FROM
                                                                                 THREE MONTHS ENDED         JULY 1, 1999
                                                                                    SEPTEMBER 30,           (INCEPTION OF
                                                                            ----------------------------     DEVELOPMENT
                                                                                2000            1999           STAGE)
                                                                            ------------    ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss) ..................................................   $    212,725    $   (298,380)   $ (1,634,019)
     Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
         Depreciation, depletion and amortization .......................        570,736             610         915,551
         Exploration expense ............................................        681,000              --       1,285,136
         Impairment of proved natural gas and oil properties ............             --              --         548,245
         Gain on sale of assets .........................................             --              --         (70,235)
         Changes in operating assets and liabilities:
           Increase in accounts receivable ..............................     (1,298,639)             --      (1,556,278)
           Increase in prepaid insurance ................................        (22,016)        (17,357)        (79,798)
           Increase in accounts payable .................................         37,260          47,627         153,715
           Increase in accrued liabilities ..............................        159,726          86,341         279,591
           Other ........................................................         27,124              --          27,124
                                                                            ------------    ------------    ------------
              Net cash provided by (used in) operating activities .......        367,916        (181,159)       (130,968)
                                                                            ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Natural gas and oil exploration and development expenditures .......     (4,121,207)             --      (7,112,201)
     Investment in Republic Exploration, L.L.C ..........................     (4,000,000)             --      (4,000,000)
     Additions to furniture and equipment ...............................        (18,434)        (13,726)        (41,240)
     Decrease (increase) in advances to operators .......................      1,047,408              --          (9,409)
     Proceeds from sale of assets .......................................             --              --         151,179
                                                                            ------------    ------------    ------------
       Net cash used in investing activities ............................     (7,092,233)        (13,726)    (11,011,671)
                                                                            ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of common stock,
       preferred stock and warrants .....................................      9,938,226       1,804,600      17,736,830
     Preferred stock dividends ..........................................             --         (75,565)        (75,565)
                                                                            ------------    ------------    ------------
       Net cash provided by financing activities ........................      9,938,226       1,729,035      17,661,265
                                                                            ------------    ------------    ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS ...............................      3,213,909       1,534,150       6,518,626
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ..........................      3,770,906         466,189         466,189
                                                                            ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD ................................   $  6,984,815    $  2,000,339    $  6,984,815
                                                                            ============    ============    ============




   The accompanying notes are an integral part of these financial statements.

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                   CONDENSED STATEMENT OF SHAREHOLDERS' EQUITY




                                                                                                       ACCUMULATED
                                                                                                          FROM
                                                                                                       JULY 1, 1999
                                PREFERRED STOCK          COMMON STOCK                                 (INCEPTION OF      TOTAL
                               ------------------  ------------------------    PAID-IN    ACCUMULATED  DEVELOPMENT   SHAREHOLDERS'
                                SHARES    AMOUNT     SHARES       AMOUNT       CAPITAL      DEFICIT       STAGE)        EQUITY
                               --------  --------  -----------  -----------  -----------  -----------  ------------  -------------
Balance at June 30, 2000 .....       --  $     --   10,198,330  $   407,933  $ 9,660,137  $(1,815,942) $ (1,846,744) $   6,405,384
Stock-based compensation .....       --        --       17,627          705      942,998           --            --        943,703
Sale of shares (08/00) .......    2,500       100    1,250,000       50,000    4,949,900           --            --      5,000,000
Sale of shares (09/00) .......    5,000       200           --           --    4,999,800           --            --      5,000,000
Offering expenses ............       --        --           --           --      (62,274)          --            --        (62,274)
Net income ...................       --        --           --           --           --           --       212,725        212,725
Preferred stock dividends ....       --        --           --           --           --           --       (24,658)       (24,658)
                               --------  --------  -----------  -----------  -----------  -----------  ------------  -------------
Balance at September 30, 2000.    7,500  $    300   11,465,957  $   458,638  $20,490,561  $(1,815,942) $ (1,658,677) $  17,474,880
                               ========  ========  ===========  ===========  ===========  ===========  ============  =============




   The accompanying notes are an integral part of these financial statements.

                           CONTANGO OIL & GAS COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS




         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal, recurring adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal recurring nature. The financial statements should be read in conjunction with the audited financial statements and notes thereto included in Contango Oil & Gas Company's ("Contango" or the "Company") Form 10-KSB for the year ended June 30, 2000. The results of operations for the three months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending June 30, 2001.



1.  DEVELOPMENT STAGE RISK AND LIQUIDITY



         DEVELOPMENT STAGE ACCOUNTING. Contango is a development stage enterprise engaged in the exploration for and production of natural gas and oil in the United States. Since July 1, 1999, Contango has completed four property acquisitions, entered into and commenced an onshore south Texas exploration program, participated in the drilling of two successful exploration wells in the Gulf of Mexico, and was a founder with a 10% ownership in Republic Exploration, L.L.C., a Gulf of Mexico exploration company. For the period from July 1, 1999 through September 30, 2000, Contango incurred cumulative losses of approximately $1.7 million. In the future, we may continue to report cumulative losses if we do not generate sufficient revenues from natural gas and oil production, either through drilling activities or through acquisition of producing properties, to cover operating expenses, depreciation, depletion and amortization, general and administrative costs and exploration expense.



         DEVELOPMENT STAGE RISK. Contango is subject to several categories of risk associated with its development stage activities. Natural gas and oil exploration is a speculative business and involves a high degree of risk. Among the factors that have a direct bearing on the Company's prospects are the uncertainties inherent in estimating natural gas and oil reserves and future hydrocarbon production and cash flows, particularly with respect to wells that have not been fully tested and wells having limited production histories. Other factors include access to additional capital, changes in the price of natural gas and oil, availability and cost of services and equipment and the presence of competitors with greater financial resources and capacity.



         LIQUIDITY. Management believes that cash on hand together with anticipated cash flow from operations, proceeds from recent equity sales and possible bank borrowings will be adequate to satisfy a significant portion of planned capital expenditures to drill exploratory wells in the Company's onshore Gulf coast and offshore Gulf of Mexico exploration programs and satisfy general corporate needs over the next twelve months. The Company may continue to seek additional equity and bank financing to fund the remaining $2.5 million investment in Republic Exploration, the Company's exploration program, general and administrative costs and to take advantage of other opportunities that may become available. The availability of such funds will depend upon prevailing market conditions and other factors over which the Company has no control, as well as the Company's financial condition and results of operations. There can be no assurances that the Company will have sufficient funds available to finance its intended exploration and development

                           CONTANGO OIL & GAS COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)




programs or acquisitions or to successfully execute its business plan. The Company's exploration drilling program will be curtailed if sufficient funds are unavailable and, in any event, is contingent upon continued exploration success.



2.  SHAREHOLDERS' EQUITY



         COMMON STOCK. On August 24, 2000, the Southern Ute Indian Tribe doing business as the Southern Ute Indian Tribe Growth Fund exercised the option it previously acquired to purchase 1,250,000 shares of common stock for net proceeds of $2,500,000.



         PREFERRED STOCK. On August 24, 2000, Contango sold in a private placement transaction 2,500 shares of its Series A senior convertible cumulative preferred stock (the "Series A Preferred Stock") to Trust Company of the West, as an investment manager and custodian on behalf of a client, for net proceeds of $2,500,000. Series A Preferred Stock ranks prior to the Company's common stock (and any other junior stock) with respect to the payment of dividends or distributions and upon liquidation, dissolution, winding-up or otherwise and is pari passu to the Company's Series B senior convertible cumulative preferred stock. Holders of Series A Preferred Stock are entitled to receive quarterly dividends at a dividend rate equal to 8% per annum if paid in cash on a current quarterly basis or otherwise at a rate of 10% per annum if not paid on a current quarterly basis or if paid in shares of Series A Preferred Stock, in each case, computed on the basis of $1,000 per share. Holders of Series A Preferred Stock may, at their discretion, elect to convert such shares to shares of the Company's common stock at a conversion price of $2.50 per share. In addition, upon the occurrence of certain events, the Company may elect to convert all of the outstanding shares of Series A Preferred Stock at a conversion price of $2.50 per share.



         On September 27, 2000, Contango sold in a private placement transaction 5,000 shares of its Series B senior convertible cumulative preferred stock (the "Series B Preferred Stock") to Aquila Energy Capital Corporation for net proceeds of $5,000,000. Series B Preferred Stock ranks prior to the Company's common stock (and any other junior stock) with respect to the payment of dividends or distributions and upon liquidation, dissolution, winding-up or otherwise and is pari passu to the Company's Series A Preferred Stock. Holders of Series B Preferred Stock are entitled to receive quarterly dividends at a dividend rate equal to 8% per annum if paid in cash on a current quarterly basis or otherwise at a rate of 10% per annum if not paid on a current quarterly basis or if paid in shares of Series B Preferred Stock, in each case, computed on the basis of $1,000 per share. Holders of Series B Preferred Stock may, at their discretion, elect to convert such shares to shares of the Company's common stock at a conversion price of $4.40 per share. In addition, upon the occurrence of certain events, the Company may elect to convert all of the outstanding shares of Series B Preferred Stock at a conversion price of $4.40 per share.



         WARRANTS. On August 24, 2000, as part of the formation of Republic Exploration, Contango granted to each of Juneau Exploration Company. L.L.C. and a private company, in separate private placement transactions, a five-year warrant to purchase 62,500 shares of common stock at an exercise price of $2.00 per share.



         On August 24, 2000 in order to induce the Southern Ute Indian Tribe Growth Fund to exercise its option to purchase 1,250,000 shares of common stock, the Company issued to the

                           CONTANGO OIL & GAS COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)



Southern Ute Indian Tribe Growth Fund a five-year warrant to purchase 125,000 shares of common stock at an exercise price of $2.00 per share.



         On August 24, 2000, as part of the sale of the Series A Preferred Stock, Contango issued to Trust Company of the West, as an investment manager and custodian on behalf of a client, a five-year warrant to purchase 250,000 shares of common stock at an exercise price of $2.00 per share



3.  NET INCOME (LOSS) PER COMMON SHARE



         A reconciliation of the components of basic and diluted net income
(loss) per common share is presented in the table below.



                                               THREE MONTHS ENDED                     THREE MONTHS ENDED
                                               SEPTEMBER 30, 2000                     SEPTEMBER 30, 1999
                                     -----------------------------------   ------------------------------------
                                      INCOME      SHARES      PER SHARE      INCOME        SHARES     PER SHARE
                                     ---------  -----------   ----------   -----------  ------------  ---------
Basic:
   Net income (loss) attributable
     to common stock...............  $ 188,067   10,724,465   $     0.02   $  (298,380)   2,824,335   $   (0.11)
                                                              ==========                              =========

Effect of Dilutive Securities:
   Stock options...................         --      798,810                         --           --
                                     ---------  -----------                -----------  -----------

Diluted:
   Net income (loss) attributable
     to common stock...............  $ 188,067   11,523,275   $     0.02   $  (298,380)   2,824,335   $   (0.11)
                                     =========  ===========   ==========   ===========  ===========   =========



4.  NON-CASH INVESTING AND FINANCING ACTIVITIES



         A summary of non-cash investing and financing activities is presented below.



         In July 2000, the Company issued 11,875 shares of common stock to certain individuals in connection with services provided to the Company.



         In September 2000, the Company issued 5,500 shares of common stock to certain individuals in connection with services provided to the Company.



         At various time during 2000, the Company has issued options and warrants to certain individuals and companies in connection with (i) services provided to the Company, (ii) sales of common and preferred stock and (iii) exploration activities.



5.  SUBSEQUENT EVENTS



         On December 1, 2000, Contango changed its state of incorporation from Nevada to Delaware and in connection with this reincorporation affected a 2 for 1 reverse stock split. All share and per share amounts have been adjusted to reflect this 2 for 1 reverse stock split.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of Contango Oil & Gas Company:

         We have audited the accompanying balance sheet of Contango Oil & Gas Company (a Nevada corporation in the development stage of operations as described in Note 2) as of June 30, 2000, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended June 30, 2000 and for the period from inception of the development stage (July 1, 1999) to June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Contango Oil & Gas Company as of June 30, 2000, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2000 and for the period from inception of the development stage (July 1, 1999) to June 30, 2000, in conformity with accounting principles generally accepted in the United States.


                                                 ARTHUR ANDERSEN LLP

Houston, Texas
September 27, 2000

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                                  BALANCE SHEET

                                     ASSETS


                                                                                           JUNE 30,
                                                                                             2000
                                                                                          -----------
CURRENT ASSETS:
     Cash and cash equivalents ........................................................   $ 3,770,906
     Accounts receivable, net .........................................................       273,336
     Prepaid insurance ................................................................        65,785
     Advances to operators and other ..................................................     1,056,817
                                                                                          -----------
         Total current assets .........................................................     5,166,844
                                                                                          -----------

PROPERTY, PLANT AND EQUIPMENT:
     Natural gas and oil properties, successful efforts method of accounting:
         Proved properties ............................................................     2,210,370
         Unproved properties, not being amortized .....................................        61,919
     Furniture and equipment ..........................................................        22,806
     Accumulated depreciation, depletion and amortization .............................      (893,060)
                                                                                          -----------
         Total property, plant and equipment ..........................................     1,402,035
                                                                                          -----------

OTHER ASSETS ..........................................................................        73,625
                                                                                          -----------

         TOTAL ASSETS .................................................................   $ 6,642,504
                                                                                          ===========

                                LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable .................................................................   $   117,255
     Accrued liabilities ..............................................................       119,865
                                                                                          -----------
         Total current liabilities ....................................................       237,120
                                                                                          -----------

SHAREHOLDERS' EQUITY:
     Common stock, $0.04 par value, 50,000,000 shares authorized,
         10,198,330 shares issued and outstanding at June 30, 2000 ....................       407,933
     Additional paid-in capital .......................................................     9,660,137
     Accumulated deficit ..............................................................    (1,815,942)
     Deficit accumulated during development stage .....................................    (1,846,744)
                                                                                          -----------
         Total shareholders' equity ...................................................     6,405,384
                                                                                          -----------

         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................................   $ 6,642,504
                                                                                          ===========




   The accompanying notes are an integral part of these financial statements.

          CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS



                                                                                              CUMULATIVE
                                                                                              TOTAL FROM
                                                                                              JULY 1, 1999
                                                                   YEAR ENDED JUNE 30,       (INCEPTION OF
                                                               --------------------------     DEVELOPMENT
                                                                  2000            1999          STAGE)
                                                               -----------    -----------    -------------
REVENUES:
     Natural gas and oil sales .............................   $   298,339    $        --    $     298,339

EXPENSES:
     Lease operating expense ...............................        85,254             --           85,254
     Exploration expense ...................................       604,136             --          604,136
     Depreciation, depletion and amortization ..............       344,815             --          344,815
     Impairment of proved natural gas and oil properties ...       548,245             --          548,245
     General and administrative expense ....................       763,576        107,725          763,576
                                                               -----------    -----------    -------------
                                                                 2,346,026        107,725        2,346,026
                                                               -----------    -----------    -------------
LOSS FROM OPERATIONS .......................................    (2,047,687)      (107,725)      (2,047,687)

Interest expense ...........................................       (10,341)            --          (10,341)
Interest income ............................................       141,049         23,407          141,049
Gain on sale of assets .....................................        70,235             --           70,235
                                                               -----------    -----------    -------------
                                                                (1,846,744)       (84,318)      (1,846,744)

Provision for income tax ...................................            --            800               --
                                                               -----------    -----------    -------------
NET LOSS ...................................................    (1,846,744)       (85,118)      (1,846,744)

Preferred stock dividends ..................................            --         30,226               --
                                                               -----------    -----------    -------------
NET LOSS ATTRIBUTABLE TO COMMON STOCK ......................   $(1,846,744)   $  (115,344)   $  (1,846,744)
                                                               ===========    ===========    =============

DEFICIT ACCUMULATED DURING
     DEVELOPMENT STAGE, BEGINNING OF YEAR ..................            --             --               --
                                                               -----------    -----------    -------------
DEFICIT ACCUMULATED DURING
     DEVELOPMENT STAGE, END OF YEAR ........................   $(1,846,744)   $        --    $  (1,846,744)
                                                               ===========    ===========    =============

BASIC AND DILUTED NET LOSS PER SHARE .......................   $     (0.37)   $     (0.15)   $       (0.37)
                                                               ===========    ===========    =============

WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING ...........................................     4,953,729        754,933        4,953,729
                                                               ===========    ===========    =============




   The accompanying notes are an integral part of these financial statements.

          CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS



                                                                                                        CUMULATIVE
                                                                                                        TOTAL FROM
                                                                                                        JULY 1, 1999
                                                                             YEAR ENDED JUNE 30,       (INCEPTION OF
                                                                         --------------------------     DEVELOPMENT
                                                                            2000            1999          STAGE)
                                                                         -----------    -----------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss ........................................................   $(1,846,744)   $   (85,118)   $  (1,846,744)
     Adjustments to reconcile net loss to net cash used
       in operating activities:
         Exploration expense .........................................       604,136             --          604,136
         Depreciation, depletion and amortization ....................       344,815             --          344,815
         Impairment of proved natural gas and oil properties .........       548,245             --          548,245
         Gain on sale of assets ......................................       (70,235)            --          (70,235)
         Changes in operating assets and liabilities:
              Increase in accounts receivable ........................      (257,639)       (15,697)        (257,639)
              (Increase) decrease in prepaid insurance ...............       (57,782)         8,002          (57,782)
              Increase (decrease) in accounts payable ................       116,455           (100)         116,455
              Increase in accrued liabilities ........................       119,865             --          119,865
                                                                         -----------    -----------    -------------
                  Net cash used in operating activities ..............      (498,884)       (92,913)        (498,884)
                                                                         -----------    -----------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Natural gas and oil exploration and development expenditures ....    (2,990,994)            --       (2,990,994)
     Additions to furniture and equipment ............................       (22,806)            --          (22,806)
     Advances to operators ...........................................    (1,056,817)            --       (1,056,817)
     Proceeds from sale of assets ....................................       151,179             --          151,179
                                                                         -----------    -----------    -------------
         Net cash used in investing activities .......................    (3,919,438)            --       (3,919,438)
                                                                         -----------    -----------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of common stock and warrants .............     7,798,604             --        7,798,604
     Preferred stock dividends .......................................       (75,565)            --          (75,565)
                                                                         -----------    -----------    -------------
         Net cash provided by financing activities ...................     7,723,039             --        7,723,039
                                                                         -----------    -----------    -------------

NET INCREASE (DECREASE) IN CASH
     AND CASH EQUIVALENTS ............................................     3,304,717        (92,913)       3,304,717
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .........................       466,189        559,102          466,189
                                                                         -----------    -----------    -------------
CASH AND CASH EQUIVALENTS, END OF YEAR ...............................   $ 3,770,906    $   466,189    $   3,770,906
                                                                         ===========    ===========    =============




   The accompanying notes are an integral part of these financial statements.

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                       STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                                                         DEFICIT
                                                                                                        ACCUMULATED
                                                                                                           FROM
                                                                                                        JULY 1, 1999
                               PREFERRED STOCK           COMMON STOCK        ADDITIONAL                (INCEPTION OF       TOTAL
                             --------------------   ----------------------    PAID-IN    ACCUMULATED    DEVELOPMENT   SHAREHOLDERS'
                              SHARES      AMOUNT      SHARES       AMOUNT     CAPITAL      DEFICIT         STAGE)         EQUITY
                             --------    --------   -----------   --------   ----------  -----------   -------------  -------------
Balance at June 30, 1998 ...   16,792    $    672       754,933   $ 30,197   $2,198,597  $(1,700,598)  $          --  $     528,868
Dividends on Series B
  preferred stock ..........       --          --            --         --           --      (30,226)             --        (30,226)
Net loss ...................       --          --            --         --           --      (85,118)             --        (85,118)
                             --------    --------   -----------   --------   ----------  -----------   -------------  -------------
Balance at June 30, 1999 ...   16,792         672       754,933     30,197    2,198,597   (1,815,942)             --        413,524

Preferred stock conversion..  (16,792)       (672)      251,880     10,075       (9,403)          --              --             --
Sale of shares (8/99) ......       --          --     3,230,000    129,200      516,800           --              --        646,000
Sale of warrants (8/99) ....       --          --            --         --       24,600           --              --         24,600
Sale of shares (9/99) ......       --          --     1,890,000     75,600    1,058,400           --              --      1,134,000
Sale of shares (10/99) .....       --          --       208,333      8,333      272,917           --              --        281,250
Sale of shares (11/99) .....       --          --       266,666     10,667      372,833           --              --        383,500
Sale of shares (12/99) .....       --          --     2,098,852     83,954    2,786,546           --              --      2,870,500
Sale of shares (01/00) .....       --          --        21,666        867       31,632           --              --         32,499
Sale of shares (02/00) .....       --          --        25,000      1,000       36,500           --              --         37,500
Sale of shares (03/00) .....       --          --         1,000         40        1,460           --              --          1,500
Issuance of shares (04/00)..       --          --       200,000      8,000       32,000           --              --         40,000
Sale of shares (06/00) .....       --          --     1,250,000     50,000    2,450,000           --              --      2,500,000
Offering expenses ..........       --          --            --         --     (112,745)          --              --       (112,745)
Net loss ...................       --          --            --         --           --           --      (1,846,744)    (1,846,744)
                             --------    --------   -----------   --------   ----------  -----------   -------------  -------------
Balance at June 30, 2000 ...       --    $     --    10,198,330   $407,933   $9,660,137  $(1,815,942)  $  (1,846,744) $   6,405,384
                             ========    ========   ===========   ========   ==========  ===========   =============  =============



   The accompanying notes are an integral part of these financial statements.

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS



1.  ORGANIZATION AND BUSINESS

         Contango Oil & Gas Company (the "Company" or "Contango") is a development stage, independent natural gas and oil company engaged in the exploration, development and acquisition of natural gas and oil properties in the United States. Contango's entry into the natural gas and oil business began on July 1, 1999 (the inception date of the development stage).

         Contango was incorporated as a Nevada corporation in August 1986 under the name of Maple Enterprises, Inc. In 1988, Maple acquired and subsequently merged into Warner Technologies, Inc., a private corporation. At the 1998 annual stockholders' meeting, Warner stockholders approved an agreement to sell the operating business and substantially all operating assets, effective as of December 31, 1997. At that time, stockholders also voted to change the name of the company from Warner Technologies, Inc. to MGPX Ventures, Inc.

         As a result of the sale of assets, MGPX became a "shell" corporation with no operations or business plan other than to seek to identify and complete a transaction that would enhance stockholder value. After reviewing numerous business opportunities, the board of directors unanimously approved a plan for MGPX to hire new management and to enter the natural gas and oil business. Accordingly, in July 1999, the board appointed Kenneth R. Peak as president, chief executive officer, chief financial officer, secretary and director of the company. At the annual stockholders' meeting held on September 28, 1999, the stockholders voted to change the name of the company from MGPX Ventures, Inc. to Contango Oil & Gas Company and elected a new board of directors, including Kenneth R. Peak, president, chief executive officer and chairman of the board. The Company also changed its trading symbol on the Nasdaq over-the-counter bulletin board from "MGPX" to "BTUX".

2.  DEVELOPMENT STAGE RISK AND LIQUIDITY

         DEVELOPMENT STAGE ACCOUNTING. Contango is a development stage enterprise engaged in the exploration for and production of natural gas and oil in the United States. Since July 1, 1999, the Company has completed four property acquisitions, entered into and commenced an onshore Texas exploration program and participated in the drilling of two successful exploratory wells in the Gulf of Mexico. For the fiscal year ended June 30, 2000, Contango reported revenues from operations of $298,339 and incurred a net loss of $(1,846,744).

         DEVELOPMENT STAGE RISK. Contango is subject to several categories of risk associated with its development stage activities. Natural gas and oil exploration and production is a speculative business and involves a high degree of risk. Among the factors that have a direct bearing on the Company's prospects are uncertainties inherent in estimating natural gas and oil reserves and future hydrocarbon production and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production histories; access to additional capital; changes in the price of natural gas and oil; availability and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

         LIQUIDITY. Management believes that cash on hand, together with anticipated cash flow from operations and the proceeds from recent equity sales (see Note 11), will be adequate to

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


satisfy a significant portion of planned capital expenditures to drill exploratory wells in the Company's onshore Gulf coast and offshore Gulf of Mexico exploration programs and satisfy general corporate needs over the next twelve months. The Company may continue to seek additional equity and bank financing to fund the remaining $2.5 million investment in Republic Exploration (see Note 11), the Company's exploration program, general and administrative costs and to take advantage of other opportunities that may become available. The availability of such funds will depend upon prevailing market conditions and other factors over which the Company has no control, as well as the Company's financial condition and results of operations. There can be no assurances that the Company will have sufficient funds available to finance its intended exploration and development programs or acquisitions or to successfully execute its business plan. The Company's exploration drilling program will be curtailed if sufficient funds are unavailable and, in any event, is contingent upon continued exploration success.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimate of proved natural gas and oil reserve quantities and the related present value of estimated future net cash flows therefrom (see "Supplemental Oil and Gas Disclosures").

         NATURAL GAS AND OIL PROPERTIES. The Company accounts for its natural gas and oil exploration and production activities under the successful efforts method of accounting.

         Under the successful efforts method of accounting, all costs of acquiring unproved natural gas and oil properties and drilling and equipping exploratory wells are capitalized pending determination of whether the properties have proved reserves. Unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment. A loss is recognized on proved properties expected to be sold in the event that carrying value exceeds expected sales proceeds. If an exploratory well is determined to be non-productive, the drilling and equipment costs of the well are expensed at that time. All development drilling and equipment costs are capitalized. Geological and geophysical costs and delay rentals are expensed as incurred.

         Depreciation, depletion and amortization of the cost of proved natural gas and oil properties is calculated on a property-by-property basis using the unit-of-production method. Estimated future dismantlement, restoration and abandonment costs, net of salvage values, are taken into account in the calculation.

         Periodically, or when circumstances indicate that an asset may be impaired, the Company compares expected undiscounted future cash flows at a producing field level to the unamortized capitalized cost of the asset. If the future undiscounted cash flows, based on the Company's estimate of future natural gas and oil prices and operating costs and anticipated production from proved reserves are lower than the unamortized capitalized cost, the capitalized cost is reduced to

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


fair value. During the fiscal year ended June 30, 2000, the Company recorded an impairment loss of $548,245 related to proved natural gas and oil properties.

         REVENUE RECOGNITION. Revenues from the sale of natural gas and oil produced are recognized upon the passage of title, net of royalties. Revenues from natural gas production are recorded using the sales method. When sales volumes exceed the Company's entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds the Company's share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. At June 30, 2000, the Company had no overproduced imbalances.

         CASH EQUIVALENTS. Cash equivalents are considered to be all highly liquid debt investments having an original maturity of three months or less. As of June 30, 2000, the Company had cash and cash equivalents of $3,770,906. Additionally, the Company had advanced $1,056,817 to an operator to cover the costs to drill and potentially complete additional wells in its Texas exploration program.

         NET LOSS PER SHARE. Basic net loss per share is computed by dividing the net loss attributable to common stock by the weighted-average number of common shares outstanding. Diluted net loss per share is computed similar to basic net loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued and if the additional common shares were dilutive. Diluted net loss per share does not include potential common shares because such shares are anti-dilutive for all periods presented.

         INCOME TAXES. The Company follows the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

         CONCENTRATION OF CREDIT RISK. Substantially all of the Company's accounts receivable result from natural gas and oil sales or joint interest billings to third parties in the natural gas and oil industry. This concentration of customers and joint interest owners may impact the Company's overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.

         STOCK-BASED COMPENSATION. The Company accounts for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the common stock. Non-employee stock-based compensation is accounted for using the fair value method in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation."

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


4.  PROPERTY AND EQUIPMENT

         At June 30, 2000, property and equipment consisted of the following:


Proved natural gas and oil properties.....................................................   $   2,210,370
Unproved natural gas and oil properties...................................................          61,919
Other equipment...........................................................................          22,806
                                                                                             -------------
     Total property and equipment.........................................................       2,295,095

Accumulated depreciation, depletion and amortization......................................        (893,060)
                                                                                             -------------
     Property and equipment, net..........................................................   $   1,402,035
                                                                                             =============


         Unproved natural gas and oil properties consist of the cost of undeveloped leaseholds and exploratory wells in progress, if any. Management reviews these unproved costs periodically for impairment, with the impairment provision included in exploration expense in the accompanying statements of operations. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of natural gas and oil leases not held by production and available funds for exploration and development.

5.  INCOME TAXES

         Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate rate of 35 percent to pretax income as follows:


                                                                                   YEAR ENDED JUNE 30,
                                                                             -----------------------------
                                                                                  2000           1999
                                                                             -------------   -------------
Provision (benefit) at the statutory tax rate..............................  $    (646,000)  $     (30,000)
Increase in valuation allowance............................................        646,000          30,000
                                                                             -------------   -------------
     Income tax provision..................................................  $          --   $          --
                                                                             =============   =============


         The net deferred income tax asset is comprised of the following:


                                                                                        JUNE 30,
                                                                             -----------------------------
                                                                                  2000           1999
                                                                             -------------   -------------
Deferred income tax asset:
     Net operating loss carryforwards......................................  $   1,309,000   $     483,000
     Valuation allowance...................................................     (1,129,000)       (483,000)
                                                                             -------------   -------------
                                                                                   180,000              --
Deferred income tax liabilities:
     Temporary differences in natural gas and oil properties...............       (180,000)             --
                                                                             -------------   -------------
         Net deferred income tax asset.....................................  $          --   $          --
                                                                             =============   =============


         Realization of the net deferred tax asset is dependent on the Company's ability to generate taxable earnings in the future. The Company has net operating loss carryforwards totaling approximately $3.7 million that begin expiring in 2009.

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


6.  COMMITMENTS AND CONTINGENCIES

         Contango leases its office space and certain other equipment. As of June 30, 2000, minimum future lease payments are as follows:


Fiscal Year Ending June 30,
     2001........................................................   $      15,908
     2002........................................................           3,368
     2003........................................................           3,368
     2004........................................................           3,088
                                                                    -------------
         Total...................................................   $      25,732
                                                                    =============


         The Company has renewed its office lease beginning November 1, 2000 for a period of 36 months at a monthly rental of $5,819. The amount incurred under operating leases during the year ended June 30, 2000 was $23,000.

7.  SHAREHOLDERS' EQUITY

         COMMON STOCK. Holders of the Company's common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Upon any liquidation or dissolution of the Company, the holders of common stock are entitled to receive a pro rata share of all of the assets remaining available for distribution to shareholders after settlement of all liabilities.

         PREFERRED STOCK. The Company's Board of Directors has authorized 125,000 shares of preferred stock, none of which were issued and outstanding as of June 30, 2000.


         STOCK OPTIONS. In September 1999, the Company established the Contango Oil & Gas Company 1999 Incentive Stock Option Plan (the "Option Plan"). Under the Option Plan, the exercise price of each option equals or is greater than the market price of the Company's common stock on the date of grant, but in no event less than $2.00 per share. Options generally expire after five years. The vesting schedule varies, but vesting generally occurs either (a) immediately,
(b) one-third immediately and one-third on the next two anniversary dates of the grant, or (c) under a vesting schedule that is tied to the payout and rate of return on specific projects for which the option was granted. The Company may issue up to 2,500,000 shares of common stock under the Option Plan, of which options to acquire 2,132,917 shares of common stock remained available for grant at June 30, 2000.



         In addition to grants made under the Option Plan, the Company granted options during the year ended June 30, 2000 to purchase 1,390,000 shares of common stock at prices between $2.00 and $3.00 per share. Included in this total is a 90-day option granted to the Southern Ute Indian Tribe Growth Fund to purchase 1,250,000 shares at $2.00 per share. This option was exercised on August 24, 2000. Options granted outside the Option Plan generally expire after five years. The vesting schedule varies, but vesting generally occurs either (a) immediately or (b) one-third immediately and one-third on the next two anniversary dates of the grant.

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


         The Company has reserved shares of common stock for issuance upon the exercise of options that have been granted. Grants made by the Company during the year ended June 30, 2000 are summarized in the table below.


                                                                                            WEIGHTED
                                                                               SHARES        AVERAGE
                                                                                UNDER       EXERCISE
                                                                               OPTION         PRICE
                                                                           -------------   -----------
Outstanding, beginning of year...........................................         50,000   $       2.00
Granted (1)..............................................................        557,084           2.16
Cancelled................................................................       (100,000)          2.00
                                                                           -------------
Outstanding, end of year.................................................        507,084           2.18
                                                                           =============
Exercisable, end of year.................................................        353,750           2.24
                                                                           =============
Available for grant, end of year.........................................      2,132,917
                                                                           =============
Weighted average fair value of options granted during the year (2).......  $        0.58
                                                                           =============

---------


(1) Does not include the 90-day option granted to the Southern Ute Indian Tribe Growth Fund to acquire 1,250,000 shares of Company's common stock that was exercised August 24, 2000.
(2) The fair value of each option is estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: (i) risk-free interest rate of 6.35 percent;
     (ii) expected lives of five years for the Option Plan and other options;
     (iii) expected volatility of 50 percent; and (iv) expected dividend yield of zero percent.


         The following table summarizes information about options that are outstanding at June 30, 2000:


                                                  OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                            -----------------------------  --------------------------
                                               NUMBER OF      WEIGHTED        NUMBER OF
                                                SHARES         AVERAGE         SHARES      WEIGHTED
                                                 UNDER        REMAINING         UNDER       AVERAGE
                                              OUTSTANDING    CONTRACTUAL     EXERCISABLE   EXERCISE
               EXERCISE PRICES                  OPTIONS         LIFE           OPTIONS      PRICE
------------------------------------------  --------------  -------------  -------------  -----------
$ 2.00 (1)................................      419,584               4.5       266,250   $      2.00
  3.00 ...................................       87,500               4.7        87,500          3.00
                                            -----------                    ------------
                                                507,084                         353,750
                                            ===========                    ============

---------


(1) Does not include the 90-day option granted to the Southern Ute Indian Tribe Growth Fund to acquire 1,250,000 shares of Company's common stock that was exercised August 24, 2000.



         The pro forma effect on the Company's earnings had it adopted the optional recognition provisions of SFAS No. 123 for the year ended June 30, 2000 would be to increase the reported net loss to $(1.87) million, or $(0.38) per share (both basic and diluted).


8.  WARRANTS


         As of June 30, 2000, the Company had issued and outstanding warrants to purchase 1,415,185 shares of the Company's common stock. The Company has reserved an equal number of shares of common stock for issuance upon the exercise of its outstanding warrants. Warrants

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


issued by the Company do not confer upon the holders thereof any voting or other rights of a stockholder of the Company. The issuances and terms of the warrants are described below.


         AUGUST 1999 PRIVATE PLACEMENT WARRANTS. In connection with the Company's private placement of common stock in August 1999, the Company sold to certain purchasers five-year warrants to purchase 1,230,000 shares of the Company's common stock at $2.00 per share.



         TRUST COMPANY OF THE WEST WARRANT. In connection with the Trust Company of the West's ("TCW") purchase of the Company's common stock in a private placement in December 1999, the Company issued to TCW a five-year warrant to purchase 185,185 shares of the Company's common stock at $2.00 per share.


9.  RELATED PARTY TRANSACTIONS


         In August 1999, the Company completed a private placement of 3,230,000 shares of its common stock for $0.20 per share and warrants to purchase 1,230,000 shares of common stock, for gross proceeds of $670,600. Purchasers of stock and warrants in the placement included Kenneth R. Peak, the Company's chairman, president and chief executive officer, and John B. Juneau, Joseph Romano and Darrell Williams, directors of the Company, who purchased an aggregate of 1,030,000 shares of common stock and 1,030,000 warrants to purchase common stock.



         Effective September 1, 1999, the Company entered into an exploration agreement with Juneau Exploration Company, L.L.C. Pursuant to the agreement, Juneau Exploration received 200,000 shares of Common Stock as part of its remuneration upon execution of the agreement. As of June 30, 2000, Juneau Exploration also had received stock options to purchase 200,000 shares of Company common stock at $2.00 per share in connection with exploration successes and acquisitions. In addition, Juneau Exploration receives a 2.5% proportionally reduced overriding royalty on successful wells and a 25% proportionately reduced back-in working interest after achieving a defined payout. On August 14, 2000, the Company amended its agreement with Juneau Exploration whereby it will no longer grant options to Juneau Exploration for exploration successes and acquisitions. Rather, the overriding royalty has been increased to 3.3% on a well-by-well basis. Mr. Juneau is the sole manager of Juneau Exploration and is a director of the Company.



         In October 1999, the Company completed a private placement of 1,890,000 shares of its common stock for $0.60 per share for total proceeds of $1,134,000. Purchasers of stock in the placement included Kenneth R. Peak, the Company's chairman, president and chief executive officer, and Darrell Williams, a director of the Company, who purchased an aggregate of 406,000 shares of common stock.



         During the quarter ended March 31, 2000 as part of a private placement, Contango sold 47,667 shares of its common stock at a price of $1.50 per share for total proceeds of $71,500. Purchasers of stock included William H. Gibbons, the Company's treasurer, who purchased an aggregate of 5,000 shares of common stock.

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


         Included in accounts receivable are receivables from a related party of $250,078. Included in accounts payable are payables to a related party of $5,752. Included in advances to operators is $40,251 advanced to a related party.

10.  NON-CASH INVESTING AND FINANCING ACTIVITIES

         A summary of non-cash investing and financing activities is presented below.


         In August 1999, the Company converted each of its 16,792 shares of Series B preferred stock into 15 fully paid and non-assessable shares of common stock.



         In April 2000, the Company issued 200,000 shares of common stock to Juneau Exploration in connection with an exploration agreement.


         Supplemental disclosure of cash flow information for the year ended June 30, 2000:


Cash paid during the year for interest........................................  $   8,792
                                                                                =========


11.  SUBSEQUENT EVENTS (UNAUDITED)


         On August 24, 2000, the Company sold $2.5 million of its 8% Series A senior convertible cumulative preferred stock, convertible at $2.50 per share, to TCW, as investment manager on behalf of a client. In addition, the Company granted a five-year warrant to purchase 250,000 shares of Common Stock at $2.00 per share.



         On August 24, 2000, the Company sold to the Southern Ute Indian Tribe Growth Fund 1,250,000 shares of its common stock for $2.5 million upon the early exercise of an option to purchase additional shares. In addition, the Company granted to the Southern Ute Indian Tribe Growth Fund a five-year warrant to purchase 125,000 shares of Common Stock at $2.00 per share.



         In August 2000, the Company purchased a 10 percent interest in Republic Exploration, L.L.C. for $4.0 million with the option to purchase another 23.3 percent interest for an additional $2.5 million. The option expires December 29, 2000 and, if exercised, will result in the Company paying a total of $6.5 million for a 33.3 percent interest in Republic Exploration. The other two members of Republic Exploration are Juneau Exploration and another privately held company. As part of this transaction, Contango granted five-year warrants to each company to purchase 62,500 shares of Common Stock at $2.00 per share.



         On September 27, 2000, the Company sold $5.0 million of its 8% Series B senior convertible cumulative preferred stock, convertible at $4.40 per share, to Aquila Energy Capital Corporation.



         On December 1, 2000, Contango changed its state of incorporation from Nevada to Delaware and in connection with this reincorporation affected a 2 for 1 reverse stock split. All share and per share amounts have been adjusted to reflect this 2 for 1 reverse stock split.

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE)
                SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED)



         The following disclosures provide unaudited information required by SFAS No. 69, "Disclosures About Oil and Gas Producing Activities." Prior to Contango's fiscal year ended June 30, 2000, the Company had no natural gas and oil operations nor did it have any proved reserves.

         COSTS INCURRED. Costs incurred in natural gas and oil property acquisition, exploration and development activities are summarized below:


                                                                     YEAR ENDED
                                                                    JUNE 30, 2000
                                                                    -------------
Property acquisition costs:
     Unproved....................................................   $     143,367
     Proved......................................................         418,531
Exploration costs................................................       2,395,471
Development costs................................................              --
                                                                    -------------
Total costs incurred.............................................   $   2,957,369
                                                                    =============


         NATURAL GAS AND OIL RESERVES. Proved reserves are estimated quantities of natural gas and oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that reasonably can be expected to be recovered through existing wells with existing equipment and operating methods.

         Proved natural gas and oil reserve quantities at June 30, 2000, and the related discounted future net cash flows before income taxes are based on estimates prepared by William M. Cobb & Associates, Inc., independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

         The Company's net ownership interests in estimated quantities of proved natural gas and oil reserves and changes in net proved reserves as of June 30, 2000, all of which are located in the continental United States, are summarized below:


                                                                                  AS OF JUNE 30, 2000
                                                                             -----------------------------
                                                                                OIL AND         NATURAL
                                                                               CONDENSATE         GAS
                                                                             -------------   -------------
                                                                                (MBBLS)          (MMCF)
Proved developed and undeveloped reserves:
     Beginning of year.....................................................             --              --
     Purchase of natural gas and oil properties............................              7              17
     Discoveries...........................................................            136           2,697
     Production............................................................             (6)            (28)
                                                                             -------------   -------------
     End of year...........................................................            137           2,686
                                                                             =============   =============
Proved developed reserves at end of year...................................             70           1,206
                                                                             =============   =============

           CONTANGO OIL & GAS COMPANY (A DEVELOPMENT STAGE ENTERPRISE) SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED) - (CONTINUED)


         STANDARDIZED MEASURE. The standardized measure of discounted future net cash flows relating to the Company's ownership interests in proved natural gas and oil reserves as of year-end is shown below:


                                                                                           JUNE 30, 2000
                                                                                          ----------------
Future cash flows.......................................................................  $     17,732,676
Future operating expenses...............................................................        (1,969,450)
Future development costs................................................................          (829,092)
Future income tax expenses..............................................................        (2,870,500)
                                                                                          ----------------
     Future net cash flows..............................................................        12,063,634
         10% annual discount for estimated timing of cash flows.........................        (1,837,000)
                                                                                          ----------------
     Standardized measure of discounted future net cash flows...........................  $     10,226,634
                                                                                          ================


         Future cash flows are computed by applying fiscal year-end prices of natural gas and oil to year-end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by the Company's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company's proved natural gas and oil reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.

         Future income taxes are based on year-end statutory rates, adjusted for tax basis and applicable tax credits. A discount factor of 10 percent was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair value of the Company's natural gas and oil properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates of natural gas and oil producing operations.

         CHANGE IN STANDARDIZED MEASURE. Changes in the standardized measure of future net cash flows relating to proved natural gas and oil reserves are summarized below:


                                                                                              YEAR ENDED
                                                                                             JUNE 30, 2000
                                                                                             -------------
Changes due to current year operations:
     Sales of natural gas and oil, net of natural gas and oil operating expenses..........   $    (213,085)
     Extensions and discoveries...........................................................      12,287,000
     Purchases of natural gas and oil properties..........................................         186,205
Changes due to revisions in standardized variables:
     Income taxes.........................................................................      (2,033,486)
                                                                                             -------------
Net change................................................................................      10,226,634
Beginning of year.........................................................................              --
                                                                                             -------------
End of year...............................................................................   $  10,226,634
                                                                                             =============

                           CONTANGO OIL & GAS COMPANY




                                5,236,519 SHARES





                                  COMMON STOCK



                                   ----------

                                   PROSPECTUS

                                   ----------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Section 145 of the Delaware General Corporation Law and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. The bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.



         Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person. We have obtained and maintain directors' and officers' liability insurance.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The estimated expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table. Each amount, except for the commission registration fee, is estimated.



Commission registration fee................................................   $     9,250
Transfer agent's and registrar's fees and expenses.........................             0
Printing expense...........................................................         3,500
Legal fees and expenses....................................................        50,000
Accounting fees and expense................................................         4,000
                                                                              -----------
         Total.............................................................   $    66,750
                                                                              ===========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


         All share and per share amounts indicated in this section have been adjusted to reflect a 2 for 1 reverse stock split effective December 1, 2000.



         In August 1999, Contango completed a private placement of 3,230,000 shares of its common stock for $0.20 per share and warrants to purchase 1,230,000 shares of common stock at $2.00 per share, raising gross proceeds of $670,600. The securities were offered and sold to private investors pursuant to Regulation D under the Securities Act and there were no underwriting discounts, commissions or finder's fees paid in connection with the placement.



         Contango entered into an agreement with Juneau Exploration effective as of September 1, 1999. Pursuant to the agreement, Juneau Exploration received 200,000 shares of common stock as part of its remuneration upon execution of the agreement.



         In October 1999, Contango completed a private placement of 1,890,000 shares of its common stock for $0.60 per share, raising gross proceeds of $1,134,000. The securities were offered and sold to private investors pursuant to Regulation D under the Securities Act, and there were no underwriting discounts, commissions or finder's fees paid in connection with the placement.



         In December 1999, Contango completed a private placement of 722,000 shares of its common stock at a gross price of $1.50 per share (net price of $1.44 per share after commissions) for net proceeds of $1,035,250. In addition to the $47,750 paid as cash commissions, options to purchase 31,834 shares of Contango's common stock at $2.00 per share were granted as commissions. All of the purchasers were "accredited investors" as defined in Rule 501 of Regulation D of the Securities Act, and the issuance of the securities was exempt from registration pursuant to Regulation D.



         Also in December 1999, Contango sold in a private placement 1,851,852 shares of its common stock and a warrant to purchase 185,185 shares of common stock at $2.00 per share to Trust Company of the West for net proceeds after discounts of $2,500,000, or $1.35 per share. As part of the securities purchase agreement, as amended, between Contango and Trust Company of the West, Trust Company of the West, at its option and so long as it holds at least 5% of Contango's outstanding common shares, will be entitled to designate a person to attend meetings of the board of directors for the purpose of observing such meeting on behalf of Trust Company of the West. The issuance of the securities to Trust Company of the West was exempt from registration under Section 4(2) of the Securities Act, as it did not involve a public offering of securities. There were no underwriting discounts, commissions or finder's fees paid in connection with the placement.



         During the quarter ended March 31, 2000 as part of a private placement, Contango sold 47,667 shares of its common stock at a price of $1.50 per share for total proceeds of $71,500. All of the purchasers were "accredited investors" as defined in Rule 501 of Regulation D of the Securities Act, and the issuance of the securities was exempt from registration under Rule 506 of Regulation D. There were no underwriting discounts, commissions or finder's fees paid in connection with the placement.



         In June 2000, Contango sold to the Southern Ute Indian Tribe doing business as the Southern Ute Indian Tribe Growth Fund 1,250,000 shares of its common stock at a price of $2.00 per share for proceeds of $2,500,000 and granted a 90-day option to purchase an additional 1,250,000 shares of common stock at $2.00 per share. The Southern Ute Indian Tribe was an "accredited investor", as defined in Rule 501 of Regulation D of the Securities Act, and the issuance of the securities was exempt from registration pursuant to Regulation
D. There were no underwriting discounts, commissions or finder's fees paid in connection with the placement.



         On August 24, 2000, Contango sold in a private placement transaction 2,500 shares of its Series A senior convertible cumulative preferred stock (the "Series A Preferred Stock") and a five-year warrant to purchase 250,000 shares of common stock at an exercise price of $2.00 per share to Trust Company of the West, as an investment manager and custodian on behalf of a client, for net proceeds of $2,500,000. Series A Preferred Stock ranks prior to the Company's common stock (and any other junior stock) with respect to the payment of dividends or distributions and upon liquidation, dissolution, winding-up or otherwise and is pari passu to the Company's Series B senior convertible cumulative preferred stock. Holders of Series A Preferred Stock are entitled to receive quarterly dividends at a dividend rate equal to 8% per annum if paid in cash on a current quarterly basis or otherwise at a rate of 10% per annum if not paid on a current quarterly basis or if paid in shares of Series A Preferred Stock, in each case, computed on the basis of $1,000 per share. Holders of Series A Preferred Stock may, at their discretion, elect to convert such shares to shares of the Company's common stock at a conversion price of $2.50 per share. In addition, upon the occurrence of certain events, the Company may elect to convert all of the outstanding shares of Series A Preferred Stock at a conversion price of $2.50 per share. As a result of the transaction, Trust Company of the West, in its capacities as investment manager and custodian, owns approximately 20% of the Company's diluted common shares. The issuance of the securities to Trust

Company of the West was exempt from registration under Section 4(2) of the Securities Act, as it did not involve a public offering of securities. There were no underwriting discounts, commissions or finder's fees paid in connection with the placement.



         On August 24, 2000, the Southern Ute Indian Tribe doing business as the Southern Ute Indian Tribe Growth Fund exercised the option it previously acquired to purchase 1,250,000 shares of common stock for net proceeds of $2,500,000. In order to induce the Southern Ute Indian Tribe Growth Fund to exercise such option, the Company issued to the Southern Ute Indian Tribe Growth Fund a five-year warrant to purchase 125,000 shares of common stock at an exercise price of $2.00 per share. As a result of the transaction, the Southern Ute Indian Tribe Growth Fund owns approximately 16% of the Company's diluted common shares. The issuance of securities to the Southern Ute Indian Tribe Growth Fund was exempt from registration under Section 4(2) of the Securities Act, as it did not involve a public offering of securities.



         On August 24, 2000, as part of the formation of Republic Exploration, we granted to each of Juneau Exploration and a private company in separate private placement transactions a five-year warrant to purchase 62,500 shares of common stock at an exercise price of $2.00 per share. The issuance of these two five-year warrants was exempt from registration under Section 4(2) of the Securities Act, as it did not involve a public offering of securities. There were no underwriting discounts, commissions or finder's fees paid in connection with the placements.



         On September 27, 2000, Contango sold in a private placement transaction 5,000 shares of its Series B senior convertible cumulative preferred stock (the "Series B Preferred Stock") to Aquila Energy Capital Corporation for net proceeds of $5,000,000. Series B Preferred Stock ranks prior to the Company's common stock (and any other junior stock) with respect to the payment of dividends or distributions and upon liquidation, dissolution, winding-up or otherwise and is pari passu to the Company's Series A Preferred Stock. Holders of Series B Preferred Stock are entitled to receive quarterly dividends at a dividend rate equal to 8% per annum if paid in cash on a current quarterly basis or otherwise at a rate of 10% per annum if not paid on a current quarterly basis or if paid in shares of Series B Preferred Stock, in each case, computed on the basis of $1,000 per share. Holders of Series B Preferred Stock may, at their discretion, elect to convert such shares to shares of the Company's common stock at a conversion price of $4.40 per share. In addition, upon the occurrence of certain events, the Company may elect to convert all of the outstanding shares of Series B Preferred Stock at a conversion price of $4.40 per share. Jay D. Brehmer, Director, Capital & Finance of Aquila Energy Capital, will join the Board of Directors of Contango. As a result of the transaction, Aquila Energy Capital owns approximately 7% of the Company's diluted common shares. The issuance of the securities to Aquila Energy Capital Corporation was exempt from registration under Section 4(2) of the Securities Act, as it did not involve a public offering of securities. There were no underwriting discounts, commissions or finder's fees paid in connection with the placement.



         On September 29, 2000, the Company issued 3,000 shares at a value of $4.88 per share to William H. Gibbons as partial consideration for his services as treasurer of the Company. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act, as it did not involve a public offering of securities.



         On September 29, 2000, the Company issued 2,500 shares at a value of $4.88 per share to an individual as consideration for consulting services provided to the Company. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act, as it did not involve a public offering of securities.

         As of November 10, 2000, in consideration of the extension of the expiration date from December 29, 2000 to March 15, 2001 of our option to purchase an additional 23.3% of Republic Exploration, we granted to each of Juneau Exploration and the other member of Republic Exploration in separate private placement transactions a five-year warrant to purchase 62,500 shares of Common Stock at an exercise price of $4.12 per share. These two five-year warrants were exempt from registration under Section 4(2) of the Securities Act, as they did not involve public offerings of securities. There were no underwriting discounts, commissions or finder's fees paid in connection with the placements.


         ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                  (a)  Exhibits

         The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits that were previously filed are incorporated by reference.


EXHIBIT NO.                       DESCRIPTION
-----------                       -----------
   3.1       Certificate of Incorporation of Contango Oil & Gas Company, a
             Delaware corporation. (8)

   3.2       Bylaws of Contango Oil & Gas Company, a Delaware corporation. (8)

   3.3       Agreement and Plan of Merger of Contango Oil & Gas Company, a
             Delaware corporation, and of Contango Oil & Gas Company, a Nevada corporation. (8)

   4.1       Facsimile of common stock certificate of the Company. (1)

   4.2       Certificate of Designations, Preferences and Relative Rights and
             Limitations for Series A Senior Convertible Cumulative Preferred
             Stock of Contango Oil & Gas Company, a Delaware corporation. (8)

   4.3       Certificate of Designations, Preferences and Relative Rights and
             Limitations for Series B Senior Convertible Cumulative Preferred
             Stock of Contango Oil & Gas Company, a Delaware corporation. (8)

   5.1+ Opinion of Morgan, Lewis & Bockius LLP with respect to the legality of the securities being offered.

   10.1      Alcorn/MGPX Oil & Gas Lease Acquisition Agreement. (2)

   10.2 Agreement, dated effective as of September 1, 1999, between Contango Oil & Gas Company and Juneau Exploration, L.L.C. (2)

   10.3 Securities Purchase Agreement between Contango Oil & Gas Company and Trust Company of the West, dated December 29, 1999. (3)

   10.4 Warrant to Purchase Common Stock between Contango Oil & Gas Company and Trust Company of the West, dated December 29, 1999. (3)

   10.5 Co-Sale Agreement among Kenneth R. Peak, Contango Oil & Gas Company and Trust Company of the West, dated December 29, 1999. (3)

   10.6      Securities Purchase Agreement by and between Contango Oil & Gas
             Company and the Southern Ute Indian Tribe doing business as the Southern Ute Indian Tribe Growth Fund dated June 8, 2000. (4)

   10.7      Securities Purchase Agreement dated August 24, 2000 by and between
             Contango Oil & Gas Company and Trust Company of the West, in its capacities as Investment Manager and Custodian. (5)

   10.8      Securities Purchase Agreement dated August 24, 2000 by and between
             Contango Oil & Gas Company and the Southern Ute Indian Tribe doing business as the Southern Ute Indian Tribe Growth Fund. (5)

   10.9      Securities Purchase Agreement dated August 24, 2000 by and between
             Contango Oil & Gas Company and Fairfield Industries Incorporated.
             (5)

   10.10     Securities Purchase Agreement dated August 24, 2000 by and between
             Contango Oil & Gas Company and Juneau Exploration Company, L.L.C.
             (5)

   10.11     Amendment dated August 14, 2000 to agreement between Contango Oil &
             Gas Company and Juneau Exploration Company, L.L.C. dated effective as of September 1, 2000. (6)

   10.12 Securities Purchase Agreement dated September 27, 2000 by and between Contango Oil & Gas Company and Aquila Energy Capital
             Corporation. (7)

   23.1+     Consent of Arthur Andersen LLP.

   23.2+     Consent of William M. Cobb & Associates, Inc.

   99.1      Press Release of Contango Oil & Gas Company dated August 24, 2000.
             (5)

   99.2      Press Release of Contango Oil & Gas Company dated September 27,
             2000. (7)

   99.3      Press Release of Contango Oil & Gas Company dated December 1, 2000.
             (8)



----------
+  Filed herewith.


      (1) Filed as an exhibit to the Company's Form 10-SB Registration Statement, as filed with the Securities and Exchange Commission on October 16, 1998.

      (2) Filed as an exhibit to the Company's Form 10-QSB for the quarter ended June 30, 1999, as filed with the Securities and Exchange Commission on November 11, 1999.

      (3) Filed as an exhibit to the Company's Form 10-QSB for the quarter ended December 31, 1999, as filed with the Securities and Exchange Commission on February 14, 2000.


      (4) Filed as an exhibit to the Company's report on Form 8-K, dated June 8, 2000, as filed with the Securities and Exchange Commission on June 14, 2000.



      (5) Filed as an exhibit to the Company's report on Form 8-K, dated August 24, 2000, as filed with the Securities and Exchange Commission on September 8, 2000.



      (6) Filed as an exhibit to the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 2000, as filed with the Securities and Exchange Commission on September 27, 2000.



      (7) Filed as an exhibit to the Company's report on Form 8-K, dated September 27, 2000, as filed with the Securities and Exchange Commission on October 3, 2000.



      (8) Filed as an exhibit to the Company's report on Form 8-K, dated December 1, 2000, as filed with the Securities and Exchange Commission on December 15, 2000.


            (b)  Financial Statement Schedules

                 None

      ITEM 28.  UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;


              (ii) (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) Include any additional or changed material information on the plan of distribution.


          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


      (b) "Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."


      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on January 17, 2001.


                                  CONTANGO OIL & GAS COMPANY


                                  By:  /s/  KENNETH R. PEAK
                                       -----------------------------------------
                                       Kenneth R. Peak
                                       President, Chief Executive Officer, Chief
                                       Financial Officer, Secretary



         In accordance with the requirements of the Securities Act, the following persons in the capacities and on the dates stated signed this Amendment to the Registration Statement.




         NAME                          TITLE                       DATE
--------------------------      ----------------------       ------------------
/s/  KENNETH R. PEAK            Chairman of the Board        January 17, 2001
-------------------------
Kenneth R. Peak

*                               Director                     January 17, 2001
-------------------------
John B. Juneau

*                               Director                     January 17, 2001
-------------------------
Joseph J. Romano

*                               Director                     January 17, 2001
-------------------------
Darrell W. Williams

*                               Director                     January 17, 2001
-------------------------
Robert J. Zahradnik

*                               Director                     January 17, 2001
-------------------------
Jay D. Brehmer





* By: /s/  KENNETH R. PEAK
      ------------------------------
      Kenneth R. Peak
      Attorney-in-Fact

                                 EXHIBIT INDEX




EXHIBIT
 NUMBER                       DESCRIPTION
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
   3.1       Certificate of Incorporation of Contango Oil & Gas Company, a
             Delaware corporation.

   3.2       Bylaws of Contango Oil & Gas Company, a Delaware corporation.

   3.3       Agreement and Plan of Merger of Contango Oil & Gas Company, a
             Delaware corporation, and of Contango Oil & Gas Company, a Nevada corporation.

   4.1       Facsimile of common stock certificate of the Company.

   4.2       Certificate of Designations, Preferences and Relative Rights and
             Limitations for Series A Senior Convertible Cumulative Preferred
             Stock of Contango Oil & Gas Company, a Delaware corporation.

   4.3       Certificate of Designations, Preferences and Relative Rights and
             Limitations for Series B Senior Convertible Cumulative Preferred
             Stock of Contango Oil & Gas Company, a Delaware corporation.

   5.1+ Opinion of Morgan, Lewis & Bockius LLP with respect to the legality of the securities being offered.

   10.1      Alcorn/MGPX Oil & Gas Lease Acquisition Agreement.

   10.2 Agreement, dated effective as of September 1, 1999, between Contango Oil & Gas Company and Juneau Exploration, L.L.C.

   10.3 Securities Purchase Agreement between Contango Oil & Gas Company and Trust Company of the West, dated December 29, 1999.

   10.4 Warrant to Purchase Common Stock between Contango Oil & Gas Company and Trust Company of the West, dated December 29, 1999.

   10.5 Co-Sale Agreement among Kenneth R. Peak, Contango Oil & Gas Company and Trust Company of the West, dated December 29, 1999.

   10.6      Securities Purchase Agreement by and between Contango Oil & Gas
             Company and the Southern Ute Indian Tribe doing business as the Southern Ute Indian Tribe Growth Fund dated June 8, 2000.

   10.7      Securities Purchase Agreement dated August 24, 2000 by and between
             Contango Oil & Gas Company and Trust Company of the West, in its capacities as Investment Manager and Custodian.

   10.8      Securities Purchase Agreement dated August 24, 2000 by and between
             Contango Oil & Gas Company and the Southern Ute Indian Tribe doing business as the Southern Ute Indian Tribe Growth Fund.

   10.9      Securities Purchase Agreement dated August 24, 2000 by and between
             Contango Oil & Gas Company and Fairfield Industries Incorporated.

   10.10     Securities Purchase Agreement dated August 24, 2000 by and between
             Contango Oil & Gas Company and Juneau Exploration Company, L.L.C.

   10.11     Amendment dated August 14, 2000 to agreement between Contango Oil &
             Gas Company and Juneau Exploration Company, L.L.C. dated effective as of September 1, 2000.

   10.12 Securities Purchase Agreement dated September 27, 2000 by and between Contango Oil & Gas Company and Aquila Energy Capital
             Corporation.

   23.1+     Consent of Arthur Andersen LLP.

   23.2+     Consent of William M. Cobb & Associates, Inc.

   99.1      Press Release of Contango Oil & Gas Company dated August 24, 2000.

   99.2      Press Release of Contango Oil & Gas Company dated September 27,
             2000.

   99.3      Press Release of Contango Oil & Gas Company dated December 1, 2000.
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